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                                                                       EXHIBIT 2


                            STOCK PURCHASE AGREEMENT

                                      AMONG

                          ACCREDO HEALTH, INCORPORATED



                                  MARITZA YAMIN


                                   NICOLE WARD

                           PHARMACARE RESOURCES, INC.

                                       AND

                              NCL MANAGEMENT, INC.


                            DATED AS OF MAY 31, 2001
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                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of May 31, 2001 among MARITZA YAMIN ("Yamin"), NICOLE WARD ("Ward"), ACCREDO HEALTH, INCORPORATED, a Delaware Corporation (referred to as the "Company" or "Buyer"), PHARMACARE RESOURCES, INC. ("PRI"), and NCL MANAGEMENT, INC. ("NCL"). Yamin and Ward are sometimes referred to herein individually as "Seller" or "Owner" and collectively as "Sellers" or "Owners".

         WHEREAS, Sellers collectively as of the Closing Date (as hereafter defined) will own all of the issued and outstanding capital stock of PRI and NCL; and

         WHEREAS, Sellers wish to sell to the Company, and the Company wishes to purchase from Sellers, all of the shares of capital stock of PRI and NCL owned by Sellers for cash on the terms and conditions hereinafter set forth ("Acquisition").

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I.
                 PURCHASE OF SHARES BY THE COMPANY FROM SELLERS;
                          ADJUSTMENT TO PURCHASE PRICE;
                                  CLOSING DATE

         1.1 Purchase and Sale of Shares. Subject to the terms and conditions hereinafter set forth, on the Closing Date, Sellers agree to sell to the Company, or it's designee, and the Company, or it's designee, agrees to purchase from Sellers, all of the issued and outstanding shares (consisting of 20 shares of No Par Common Stock of PRI and 100 shares of No Par Common Stock of
NCL), of PRI and NCL (the "Shares"), for an aggregate price of Twenty Three Million Five Hundred Thousand ($23,500,000.00) Dollars, plus the amounts determined pursuant to Section 1.5 hereof (the "Earnout Amount") (the "Consideration" or "Purchase Price"), such price being subject to increase as provided in Section 1.3. As payment in full for the Shares, the Company shall, against delivery of a certificate or certificates evidencing the Shares from Yamin and Ward registered in the Company's name, pay an amount equal to the aggregate Purchase Price for the Shares as follows:

         (a) Two Million ($2,000,000.00) Dollars shall be placed in escrow to be disbursed pursuant to the Escrow Agreement which is attached hereto as
Exhibit 1.1(a) and made a part hereof.

         (b) A cash payment by wire transfer of immediately available funds to such account or accounts as Sellers shall designate in the aggregate amount of Twenty One Million Five Hundred Thousand ($21,500,000.00) Dollars.

         (c) The Earnout Amount will be calculated and payable in the manner provided in Section 1.5.


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         1.2      Allocation. Buyer and Sellers agree that one half of the
Purchase Price is being paid for the shares in PRI and that the remaining one half of the Purchase Price is being paid for the shares in NCL. Buyer and Sellers shall allocate the Consideration among Class I, Class II and Class III assets as defined in the instructions to IRS Form 8023 in accordance with the book value shown on the Closing Balance sheet attached as Schedule 1.3, and the parties agree to report the transaction contemplated herein for federal income tax purposes in accordance with such allocation. In furtherance of the foregoing, the parties hereto agree to execute and deliver Internal Revenue Service Form 8594 reflecting such allocation. The allocation shall be used for purposes of determining the modified aggregate deemed sales price under the applicable Treasury Regulations and in reporting the deemed sale of assets of PRI and NCL in connection with the 338(h)(10) Election. Buyer shall prepare a complete set of IRS forms 8023-A (and any comparable forms required to be filed under state, local or foreign tax law) and any additional data or materials required to be attached to IRS Form 8023-A.

         1.3      Adjustment to Purchase Price.

                  (a) The April 30, 2001 balance sheet of PRI/NCL (the "Closing Balance Sheet") is attached as Schedule 1.3. The Closing Balance Sheet was prepared jointly by Buyer and Sellers, based on good faith estimates, in accordance with generally accepted accounting principles consistently applied with those used in the preparation of the audited financial statements for NCL for the year ended December 31, 2000.

                  (b) To the extent that the Closing Balance Sheet shows Equity greater than One Million One Hundred Seventeen Thousand Six Hundred ($1,117,600.00) Dollars, then on the Closing Date the Purchase Price shall be adjusted by increasing the Purchase Price dollar for dollar for each dollar that Equity exceeds One Million One Hundred Seventeen Thousand Six Hundred ($1,117,600) Dollars. The amount of such increase shall be paid to Sellers in addition to the payment to be made to them under Section 1.1(b).

         1.4 Closing Date. The closing (the "Closing") will take place on a date not later than two business days following the satisfaction of the conditions set forth in Articles 5 and 6 hereof (the "Closing Date") effective
12.01 a.m. Eastern Daylight Savings Time on May 1, 2001 ("Effective Date"). The place of Closing shall be at the offices of Ackerman, Levine, Cullen & Brickman, LLP, 175 Great Neck Road, Great Neck, New York 11021, or such other place as may be mutually agreed upon by the Parties.

         1.5      Contingent Purchase Price Payment.

                  (a) The Earnout Amounts shall be payable as specified below by wire transfer of immediately available funds to such account or accounts as Sellers shall specify. Payment of the Earnout Amounts shall be subject to setoff and reduction for any claims that Buyer or its Affiliates may have against Sellers under the indemnification provisions of Article VIII hereof or arising after the date hereof and not under this Agreement.

                           The Earnout Amount shall equal the product of (a)
$5,000,000.00 multiplied by (b) 100% minus the "Target Income Percentage Deficiency," if any. The Target Income Percentage Deficiency shall be the percentage determined from the product of (a) 5 times (b) the positive difference, if any, of (i) 100% minus (ii) the "Actual EBITDA" divided by $5,061,156.00. The Actual EBITDA shall equal the EBITDA of the Business achieved during the twelve months beginning January 1, 2001 and ending December 31, 2001. An example calculation is attached as Exhibit 1.5.


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                  (b)      For purposes of the foregoing, Actual EBITDA shall be
determined based upon the books and records of PRI and NCL in accordance with GAAP with (i) no allocation of corporate overhead expenses to PRI or NCL that exceed the cost of those same services (i.e. legal, accounting or other services) currently being paid by PRI or NCL, and (ii) disregarding any amortization and similar expenses associated with intangible assets resulting from the acquisition referenced herein. All direct expenses of PRI or NCL will be accrued to PRI or NCL (for example, all bonuses, COBRA benefits, salary and benefits, including salary and benefits to Sellers), except that for purposes of determining Actual EBITDA hereunder, the bonuses payable (x) under Section 4(c) of the Employment Agreements between Company and Yamin and Company and Ward and
(y) to sales representatives of PRI and NCL under that letter of Buyer of even date to Sellers, referencing this Section 1.5(b), shall not be deemed expenses of PRI or NCL. Unless otherwise agreed by Sellers, the calculation of Actual EBITDA shall exclude (i) telephone, facsimile, electronic mail and similar communication expense and data processing expenses in excess of the average of such charges for the six month period preceding the Effective Date, unless such increases are necessary due to increased volume; and (ii) any compensation of additional personnel hired by Buyer without consent of Sellers, such consent not to be unreasonably withheld and unless such personnel are hired due to increased volume.

                  (c) Within 60 days after December 31, 2001, Buyer shall submit to Sellers a calculation, with reasonable detail, of the Earnout Amount, and Buyer shall remit any Earnout Amount shown to be due to Sellers. Sellers shall have 60 days to dispute such calculation by written notice to Buyer. Buyer shall make the books and records of account, budgets, forecasts and capital expense forecasts of PRI and NCL reasonably available to Sellers during the period of the Earnout and the determination thereof solely for use in verifying and calculating the Earnout Amount. Failure to provide Buyer written notice of such dispute within such 60 days shall be deemed acceptance by Sellers of Buyer's calculation. If Sellers dispute the calculation by written notice to Buyer within such 60 days, then Buyer and Sellers shall have 30 days to negotiate in good faith to resolve the dispute. If such parties do not reach a mutual resolution from such negotiations, then the dispute shall be submitted to a nationally recognized public accounting firm agreeable to each such party and with whom neither such party (or any of its Affiliates) has had a relationship within the past 24 months. Such accounting firm and Sellers shall be given reasonable access to all relevant records to calculate the Earnout Amount, which calculation shall be submitted by the accounting firm to Buyer and Sellers within 30 days. Each of Buyer and Sellers shall have 20 days thereafter to submit to each other and the independent accountant written comments on such calculation and an additional 15 days to similarly submit to each other and the independent accountant written rebuttal comments to each other's initial comments. Within 15 days after the rebuttal comment period, the independent accountant shall submit its final calculation to each of Buyer and Sellers, which shall be final and binding on the parties hereto, and after which Buyer shall promptly remit to Sellers any unpaid portion of the Earnout Amount as so calculated. Buyer and Sellers shall share equally the fees and expenses of such accounting firm, provided if the amount of the Earnout Amount shown to be due by such accounting firm is more than 25% of the amount calculated by Buyer, all of such fees and expenses shall be paid by Buyer. Interest shall accrue on any unpaid portion of the Earnout Amount commencing on March 1, 2002, provided, however, that Buyer shall remit such amount as Buyer deems not in dispute and interest shall thereupon accrue only on the difference, if any, ultimately determined in accordance with this Section 1.5. The rate of interest shall be that rate of interest then published by Bank of America, New York, New York, as its "prime" lending rate for commercial borrowers until the Earnout Amount is ultimately determined by the accounting firm. Any Earnout Amount not paid within 10 days after such determination shall bear interest at 12% per annum from the date of determination until paid.

                  (d) Buyer agrees to operate PRI and NCL in good faith and in the normal course of its and its Affiliates' operation of similar businesses on a basis consistent with its and its Affiliates' prior


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practices and will use reasonable efforts to achieve profitability of PRI and
NCL. From the Closing Date until December 31, 2001, Buyer shall (i) permit Sellers to take such actions as Buyer reasonably deems beneficial to the business and operations of PRI and NCL during such period, (ii) refrain from causing or requiring PRI and NCL to enter into material transactions with Buyer or affiliates of the Buyer unless such transactions are on terms and conditions no less favorable (when all aspects of the transactions are considered) to PRI and NCL than could be obtained from non-related parties, (iii) dispose of or acquire any assets of PRI and NCL only on commercially reasonable economic terms, and (iv) refrain from intentionally taking any action to avoid or diminish any payment owing or to become owing under this Section 1.5.

                           In order to protect Sellers' ability to realize the
full amount of the Earnout Payments provided for herein:

                           (i) Buyer agrees to provide PRI and NCL with such working capital and permit PRI and NCL to engage and retain such personnel prior to December 31, 2001, as are reasonably necessary to support their business during such period, subject to reasonable adjustments for changing business volume, industry and economic conditions;

                           (ii) During such period, neither Buyer nor any of its affiliates will charge PRI or NCL with any of their respective corporate overhead (except for charges for services actually rendered at amounts no greater than the charges therefor actually incurred by PRI or NCL prior to the Effective Date) or require PRI or NCL to pay any dividend, redeem any stock, or make any loan to Buyer or any of its affiliates as would reduce PRI or NCL's working capital below a level reasonably required for the conduct of the business of PRI and NCL; and

                           (iii) During such period, Buyer will not take any action or suffer any inaction, whether related to budgeting, access to working capital or otherwise, which is intended to or which could unreasonably be expected to impair Sellers' ability to earn the maximum payments they may be entitled to earn under this Section 1.5.

                           (iv) Sellers agree that Buyer may merge PRI and NCL after the closing into a single entity and that PRI and NCL will convert to Buyers employee benefits and plans.

                  (e) The failure to generate an Earnout Amount shall not affect the remainder of the Purchase Price.

                                             (f)      If the Actual EBITDA
                           equals or exceeds Four Million Five Hundred Thousand ($4,500,000.00) Dollars, Sellers will, in addition to the amount calculated in subsection 1.5(a) above, receive from Buyer, and Buyer shall pay to Sellers, as an additional Earnout Amount the sum of One Million Two Hundred Fifty Thousand ($1,250,000.00) Dollars. This amount will be paid in the same time and manner as the first Earnout Amount due to Sellers under subsection 1.5(a)


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         1.6      Deliveries. All deliveries, payments and other transactions and documents relating to the Closing (i) shall be independent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing), and (ii) shall be deemed to be consummated simultaneously.

                                    ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         The Sellers jointly and severally represent and warrant to Buyer that on and as of the Effective Date and the Closing Date the statements in the following sections are true, accurate and complete:

         2.1      Organization, Authority and Capacity; Subsidiaries.

                  (a) PRI and NCL is each a corporation duly organized, validly existing and in good standing under the laws of New York, and has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Acquisition Documents and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. PRI and NCL is each duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (i) its ability to perform its obligations under the Acquisition Documents or (ii) the assets, financial position, or results of operations of PRI and NCL. Set forth on the Seller Disclosure Schedule is a list of all jurisdictions in which PRI or NCL are required to be qualified as a foreign corporation.

                  (b) Yamin is a resident of Pleasantville, New York, and Ward is a resident of New York, New York, and each has the power and authority to own the Shares and to execute, deliver and perform the Acquisition Documents to which she is a party and to consummate the transactions contemplated hereby and thereby.

                  (c) Except as set forth on the Seller Disclosure Schedule neither PRI nor NCL owns any shares of any corporation or other equity interest, either of record, beneficially or equitably, in any association, partnership, limited liability company, joint venture or other legal entity, or have any commitment to acquire any such interest or to make any loans or capital contributions to any such entity.

         2.2 Authorization and Validity. The execution, delivery and performance of the Acquisition Documents by Sellers, PRI and NCL have been duly authorized by all necessary corporate shareholder or other entity action on the part of each. The Acquisition Documents to be executed and delivered by the Sellers or PRI or NCL have been or will be at Closing, as the case may be, duly executed and delivered by the Sellers, PRI and NCL and constitute or will constitute at Closing the legal, valid and binding obligations of the Sellers, PRI and NCL, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally, or as may be modified by a court of equity.

         2.3 Absence of Conflicting Agreements or Required Consents. Except as set forth on the Seller Disclosure Schedule, the execution, delivery and performance by the Sellers, PRI and NCL of the Acquisition Documents to be executed and delivered by the Sellers, PRI or NCL: (i) does not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of organizational documents (including certificate or articles of incorporation and bylaws) of PRI or NCL; (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which any Seller, PRI or NCL is subject or by which Sellers, PRI or NCL or any of their assets or properties are bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which any Seller, PRI or NCL


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is a party or by which any Seller, PRI or NCL or any of their respective properties are bound; and (v) will not create any Encumbrances upon the assets or properties of any Seller, PRI or NCL.

         2.4 Governing Documents. True and correct copies of the certificate or articles of incorporation and all amendments thereto and bylaws of PRI and NCL have been provided to Buyer. Buyer has previously been provided with access to PRI's and NCL's books and records and minutes, and such minutes accurately reflect in all material respects the proceedings of the board of directors (and all committees thereof) and shareholders of PRI and NCL.

         2.5      Capitalization; Ownership of Capital Stock.

                  (a) As of the Closing Date, the authorized capital stock of PRI consists of two hundred (200) shares of no par value stock of which twenty (20) shares of stock have been duly and validly issued and are outstanding and fully paid and non-assessable at closing.

                  (b) As of the Closing Date, the authorized capital stock of NCL consists of two hundred (200) shares of no par value stock of which one hundred (100) shares of stock have been duly and validly issued and are outstanding and fully paid and non-assessable at closing.

                  (c) Except as set forth in the Seller Disclosure Schedule, the Shares are owned by Sellers free and clear of all liens, charges, security interests or other encumbrances of any nature whatsoever
("Encumbrances"). All right, title and interest in and to the Shares is being sold, assigned, transferred and delivered to the Buyer, and the Buyer will receive valid title thereto, free and clear of any and all Encumbrances.

                  (d) Except as otherwise set forth in the Seller Disclosure Schedule hereto (i) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of PRI or NCL is authorized or outstanding, (ii) there is not any commitment of PRI or NCL to issue any shares, warrants, options or other such rights or to distribute to holders of any class of their capital stock any evidences of indebtedness or assets, and (iii) neither PRI or NCL have an obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

         2.6      Financial Statements.

                  (a) Attached hereto as Schedule 2.6(a) are the audited financial statements of PRI and NCL for the year ended December 31, 2000 and unaudited interim financial statements for the four month period ending April 30, 2001, which reflect the results of operations and financial condition of PRI and NCL for such periods and at such dates (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), except with respect to the interim financial statements as of and for the four month period ending April 30, 2001 for (i) the omission of notes to unaudited Financial Statements, (ii) the fact that interim financial statement is subject to normal and customary year-end adjustments which will not, in the aggregate, be material and (iii) any exceptions that may be indicated in the notes to such Financial Statements. The Financial Statements present fairly in all material respects the financial position of PRI and NCL as of the dates indicated and present fairly in all material respects the results of the operations of PRI and NCL for the periods then ended.

                  (b) Neither Seller, PRI or NCL have admitted in writing its inability to pay its debts, generally as they become due; filed or consented to the filing against it respectively of a petition in bankruptcy or a petition to take advantage of an insolvency act; made an assignment for the benefit of its creditors; consented to the appointment of a receiver for itself respectively or for the whole or any substantial part of its property; had a petition in bankruptcy filed against it; been adjudged a bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any law or statute of the United States of America or any other jurisdiction.


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         2.7      Absence of Certain Changes or Events. Except (i) as otherwise set forth in the Seller Disclosure Schedule hereto, or (ii) as otherwise expressly contemplated in this Agreement since December 31, 2000, PRI and NCL have been operated only in the ordinary course, and neither PRI nor NCL have:

                  (i) suffered any material adverse change in working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations;

                  (ii) paid, discharged or satisfied any material liability other than in the ordinary course of business;

                  (iii) written off as uncollectible any account receivable other than in the ordinary course of business;

                  (iv) compromised any debts, claims or rights or disposed of any of its properties or assets other than in the ordinary course of business;

                  (v) entered into any commitments or transactions not in the ordinary course of business involving aggregate value in excess of $25,000 or made aggregate capital expenditures or commitments in excess of $25,000;

                  (vi) made any material change in any method of accounting or accounting practice;

                  (vii) sold, assigned or transferred any tangible asset other than in the ordinary course of business or any patents, trademarks, trade names, copyrights or other intangible assets;

                  (viii) subjected any of its assets, tangible or intangible, to any lien, encumbrance or restriction of any nature whatsoever, except for liens for current property taxes not yet due and payable;

                  (ix) increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee of PRI or NCL other than in the ordinary course of business;

                  (x) hired, committed to hire or terminated any employee other than in the ordinary course of business;

                  (xi) terminated or amended any material contract, license or other instrument or suffered any loss or termination or threatened loss or termination of any existing material business arrangement or supplier, the termination or loss of which, in the aggregate, could reasonably be expected to materially and adversely affect PRI or NCL or the Rights and Assets (as defined in Section 2.11(a));

                  (xii) sold or otherwise transferred any interest in the Rights and Assets other than in the ordinary course of business; or

                  (xiii) agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

         2.8 No Undisclosed Liabilities. Except as listed on the Seller Disclosure Schedule hereto or reflected in the Financial Statements, PRI and NCL have no Liabilities or obligations, whether accrued, absolute, contingent or otherwise, that are greater than $25,000.00 in the aggregate.

         2.9 Litigation, etc. Except as listed on the Seller Disclosure Schedule hereto, there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings pending against PRI or NCL. Except as listed on


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the Seller Disclosure Schedule, (i) to the knowledge of the Sellers, no such matter described in the previous sentence is threatened and there is no basis for any such action, and (ii) there are no governmental or administrative investigations or inquiries pending that involve PRI or NCL. Except as listed on the Seller Disclosure Schedule, there are no judgments against or consent decrees binding on PRI or NCL or, to the knowledge of the Sellers, any licensed professional providing services in connection with the operation of PRI or NCL.

         2.10     No Violation of Law.

                  (a) Neither any Seller, PRI or NCL have been or is currently in material violation of any applicable local, state or federal Law, order, injunction or decree, or any other requirement of any governmental body, agency or Regulatory Authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices.

                  (b) Neither any Seller nor PRI or NCL is currently subject to any material fine, penalty, liability or disability as the result of a failure to comply with any requirement of federal, state or local Law, nor has any Seller, PRI or NCL received any notice of such noncompliance.

         2.11     Real and Personal Property.

                  (a) the Seller Disclosure Schedule sets forth a list and location of all items of personal and mixed, tangible and intangible property, rights and assets of PRI or NCL having an original or replacement cost or value greater than $2,500.00 ("Rights and Assets"). Except as set forth on the Seller Disclosure Schedule, PRI and NCL respectively (i) has good and valid title to all of the personal and mixed, tangible and intangible property, rights and assets which it purports to own, and (ii) owns such rights, assets and personal property free and clear of all Liens (except for current year ad valorem taxes.) All of the Rights and Assets, whether owned or leased, are in the possession and control of PRI and NCL. Except as disclosed on the Seller Disclosure Schedule, no affiliate of the Sellers, has any claim or interest in any of the rights or assets that are used or useful in the business conducted by PRI or NCL or in any operations that are similar to or competitive with that business, even if geographically distant.

                  (b) PRI and NCL do not own any real property. the Seller Disclosure Schedule contains a true and correct description of all real property leased by PRI or NCL, including all improvements located thereon. PRI and NCL have valid and binding leases for each such property, copies of which are attached to the Seller Disclosure Schedule, and (i) PRI and NCL are current with respect to all payments due under such leases; (ii) PRI and NCL have complied in all material respects with their obligations under such leases, and (iii) there are no material defaults on the part of PRI or NCL, and to the knowledge of Sellers on the part of any other party under any such lease that remain uncured and no condition exists which, with the lapse of time or giving of notice, or both, would give rise to a material default under any such lease. Buyer has been furnished with true, correct and complete copies of all leases, deeds, easements and other documents and instruments concerning the matters listed on the Seller Disclosure Schedule. No condemnation or similar actions are currently in effect or pending or, to the knowledge of the Sellers, threatened against any part of any real property leased by PRI or NCL. To the knowledge of the Sellers, there are no encroachments, leases, easements, covenants, restrictions, reservations or other burdens of any nature which might impair in any material respect the use of any such leased real property in a manner consistent with past practices nor does any part of any building structure or any other improvement thereon encroach on any other property.

                  (c) Except as set forth on the Seller Disclosure Schedule, the present zoning, subdivision, building and other ordinances and regulations applicable to the leased real property listed on the Seller Disclosure Schedule permit the continued operation, use, occupancy and enjoyment of such real property consistent with past practices, and, with respect to such leased real property, PRI and NCL are in compliance in all material respects with, and have received no notices of violations of, any applicable zoning, subdivision or building regulation, ordinance or other law, regulation, or requirement. PRI and NCL have all rights and easements necessary for public ingress thereto and egress therefrom and for the provision of all utility services thereto, including any required curb cut or street opening permits or licenses for vehicular access over presently existing roads and driveways. No portion of the leased real property listed on the Seller Disclosure Schedule, or any building, structure, fixture or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain or inverse


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condemnation proceeding currently instituted or pending, and, to the knowledge of the Sellers, none of the foregoing are, or will be, the subject of, or affected by, any such proceedings.

                  (d) The Rights and Assets and the leased premises at which PRI and NCL operate their business are in good operating condition and repair, ordinary wear and tear excepted, and the Rights and Assets include all rights, properties, interests in properties, and assets necessary to permit PRI and NCL to continue their business after the Closing Date as presently conducted. PRI and NCL have only conducted the Business under such names and at such locations as are identified on the Seller Disclosure Schedule and all of the Rights and Assets are currently located at those locations identified on the Seller Disclosure Schedule.

                  (e) The Seller Disclosure Schedule contains a complete and correct list of all trademarks, trade names, service marks, service names, brand names, copyrights, technology rights and licenses, know-how, software and patents, registrations thereof and applications therefor, and any other intellectual property used by PRI and NCL, together with a complete list of all licenses granted by or to any Seller, PRI and NCL with respect to any of the foregoing. None of the Sellers, PRI and NCL are in receipt of any notice of any violation of the rights of others with respect to any such matter.

                  (f) The operating and applications computer software programs and databases used by PRI and NCL in the conduct of their business (collectively, the "Software") are listed on the Seller Disclosure Schedule hereto. Except as set forth in the Seller Disclosure Schedule hereto, PRI and NCL hold valid licenses to all copies of such software material to their business, and have not sold, licensed, leased or otherwise transferred or granted any interest or rights to any thereof. Except as set forth in the Seller Disclosure Schedule hereto, none of the software owned by PRI and NCL infringes upon or violates any patent, copyright, trade secret or other proprietary right of any other person and no claim with respect to any such infringement or violation is threatened.

                  (g) Upon consummation of the transactions contemplated by this Agreement, PRI and NCL will continue to license all the Software used by them and material to their business, free and clear of all other claims, liens, encumbrances, obligations and liabilities and, with respect to all agreements for the lease or license of Software which require consent or other actions as a result of the consummation of the transactions contemplated by this Agreement in order for PRI and NCL to continue to use and operate such Software after the Closing Date, PRI and NCL will have obtained such consents or taken such other actions so required except where the failure to obtain such consent would not have a material adverse effect on PRI and NCL.

         2.12     Contracts and Commitments.

                  (a) The Seller Disclosure Schedule contains a complete and accurate list of all contracts, agreements, commitments and instruments (whether written or oral, contingent or otherwise) of PRI and NCL of or concerning the following matters (the "Seller Agreements"):

                  (i) the lease, as lessee or lessor, or license, as licensee or licensor, of any real or personal property (tangible or intangible);

                  (ii) the employment or engagement of any officer, director, employee, consultant or agent, other than those terminable at will without severance obligation, and any covenant not to compete with any former employees;

                  (iii) any arrangement limiting the freedom of the Sellers, PRI or NCL to compete in any manner in any line of business or requiring the Sellers, PRI or NCL to share profits other than commissions payable to employed sales persons;

                  (iv) any arrangement that could reasonably be anticipated to have a material adverse effect on PRI or NCL, financial or otherwise;

                  (v) any material arrangement not in the ordinary course of business;

                  (vi) any power of attorney, whether limited or general, granted by or PRI or NCL;

                  (vii) any arrangement with customers, patients, managed care organizations, third party payors, pharmacy benefit managers or drug suppliers;

                  (viii) any arrangement that requires performance for a period of more than 30 days or that requires aggregate payments in excess of $25,000; and

                  (ix) any relationship with PRI or NCL or any person or entity affiliated with or related to PRI or NCL or any officer or director thereof.

                  (b) The Sellers have delivered to Buyer true and complete copies of all of the Seller Agreements. Except as indicated on the Seller Disclosure Schedule, the Seller Agreements are valid and effective in accordance with their terms, and there is not under any of such Seller Agreements (i) any existing or claimed material default by PRI or NCL or event which, with the notice or lapse of time, or both, would constitute a material default by PRI or NCL, or (ii) to the knowledge of the Sellers, any existing or claimed material default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party. Except as indicated on the Seller Disclosure Schedule, the Acquisition will not result in a breach of or default under, or require the consent of any other party to, or give rise to a right of termination by any other party to, any of the Seller Agreements. There is no actual or, to the knowledge of the Sellers, threatened termination, cancellation or limitation of any Seller Agreements that would have a material adverse effect on PRI, NCL, their business, finances or otherwise. To the knowledge of the Sellers, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Seller Agreements.

         2.13     Employment and Labor Matters.

                  (a) The Seller Disclosure Schedule sets forth a list of all current and former (within the last 12 months) full-time and part-time employees or consultants of PRI and NCL, broken down by location and which includes the name, title or position, years in service with PRI or NCL, salary, bonus and benefits information for each such person (the "Business Employees").

                  (b) PRI and NCL are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the Immigration Reform and Control Act of 1986.

                  (c)      Except as disclosed on the Seller Disclosure
Schedule,

                  (i) there are no charges, governmental audits, investigations, administrative proceedings or complaints concerning the employment practices of PRI or NCL pending or, to the knowledge of the Sellers, threatened before any federal, state or local agency or court that could reasonably be expected to have a material adverse effect on PRI, NCL or their business or the Rights and Assets, financial or otherwise, and, to the knowledge of the Sellers, no basis for any such matter exists;

                  (ii) to the knowledge of the Sellers, there are no inquiries, investigations or monitoring of activities of any licensed, registered, or certified professional personnel employed by, credentialed or privileged by, or otherwise affiliated with PRI or NCL pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners;

                  (iii) PRI and NCL are not a party to any union or collective bargaining agreement, and, to the knowledge of the Sellers, no union attempts to organize the Business Employees have been made, nor are any such attempts now threatened;

                  (iv) PRI and NCL have not experienced any organized slowdown, work interruption, strike, or work stoppage by any of the Business Employees; and

                  (v) PRI and NCL will not incur any liability or obligation to any Business Employees or violate any applicable laws respecting employment and employment practices as a result of the Acquisition.

         2.14     Employee Benefit Matters.

                  (a) PRI and NCL currently maintain or contribute to, and the Business Employees receive benefits or are eligible under, only the employee pension benefit plans, as defined in Section 3(2) of ERISA, as are listed on the Seller Disclosure Schedule (the "Pension Plans"). Seller have never maintained or contributed to any other employee pension benefit plan, as defined in Section 3(2) of ERISA.

                  (b) PRI and NCL currently maintain or contribute to, and the Business Employees receive benefits or are eligible under, only the employee welfare benefit plans, as defined in Section 3(1) of ERISA (including but not limited to, life insurance, medical, hospitalization, holiday, vacation, disability dental and vision plans) as are listed on the Seller Disclosure Schedule (the "Welfare Plans").

                  (c) PRI and NCL currently maintain, or contribute to, and the Business Employees receive benefits or are eligible under, only the compensation programs and/or employment arrangements, (including but not limited to, any written or unwritten incentive compensation, fringe benefit, payroll or employment practice, bonus, option, stock purchase, severance, sick pay, salary continuation, deferred compensation, supplemental executive compensation plans, employment agreements and consulting agreements for the benefit of their officers, directors, employees, former employees, or independent contractors) as are listed on the Seller Disclosure Schedule (the "Compensation Programs").

                  (d) Neither PRI nor NCL nor an ERISA Affiliate contributes or has contributed within the last five years to any multiemployer plan, as defined by Section 3(37) of ERISA.

                  (e) Each Pension Plan and Welfare Plan has been operated and administered in substantial compliance with ERISA and the Code; each Pension Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or a request for such determination has been timely filed with the IRS (and neither Seller nor PRI and NCL has any knowledge that any event has occurred between the date of the last such determination and the Closing Date that would cause the Internal Revenue Service to revoke such determination).

                  (f) Each Pension Plan and Welfare Plan designed to satisfy the requirements of Section 125, Section 401, Section 401(k), Section 409, Section 501(c)(9), Section 4975(e)(7), and/or Section 4980B of the Code, satisfies such section.

                  (g)      No accumulated funding deficiency, as defined in
Section 302(a)(2) of ERISA, exists (whether or not waived) with respect to any Pension Plan as of the date hereof.

                  (h) All amounts required to be paid by PRI and NCL with respect to each Pension Plan, Welfare Plan and Compensation Program on or before the Closing Date have been paid.

                  (i) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former Business Employee, (ii) increase any benefits otherwise payable under any Pension Plan, Welfare Plan or Compensation Program to any Business Employee, or
(iii) result in any acceleration of the time of payment or vesting of any such benefits.

                  (j) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will result in a material increase in the premium costs of any Welfare Plan for which benefits are insured or a material increase in benefit costs of any Welfare Plan which provides self-insured benefits for which any Business Employee is a beneficiary.

                  (k) No Pension Plan is subject to a lien (or expected to be subject to a lien) under Code Section 412(n) or ERISA Section 302(f) or to tax under Code Section 4971. No Pension Plan has a "liquidity shortfall" as defined in Code Section 412(m)(5). No event has occurred in connection with a Pension Plan that could result in liability under Title IV of ERISA. PRI and NCL have not incurred any liability to the Pension Benefit Guaranty Corporation in connection with any Pension Plan.

                  (l) The assets of each Pension Plan are sufficient to provide all "benefit liabilities" (as defined in ERISA Section 4001(a)(16)) under such Pension Plan if such Pension Plan is terminated, and are also sufficient to provide all other benefits due under the Pension Plan (including, but not limited to, ancillary, disability, shutdown, early retirement and welfare benefits).

                  (m) None of the Pension Plans nor PRI or NCL nor any party in interest or disqualified person has engaged in any non-exempt "prohibited transactions" as defined in Section 406 of ERISA or Section 4975 of the Code.

                  (n) Except as disclosed in the Seller Disclosure Schedule, no Pension Plan or Welfare Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to any Business Employee beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) retirement benefits under a Pension Plan, (iii) death benefits under a Welfare Plan, (iv) deferred compensation accrued on the books of PRI, NCL or a Subsidiary, or (v) benefits the full cost of which is borne by the Business Employee (or his or her beneficiary).

                  (o)      No "leased employee," as that term is defined in
Section 414(n) of the Code, is included among the Business Employees.

                  (p) No liability has been, or is expected to be, incurred by PRI or NCL under Section 4062 of ERISA with respect to any Pension Plan.

                  (q) No reportable event within the meaning of Title IV of ERISA has occurred with respect to any Pension Plan.

                  (r) Sellers have furnished Buyer with correct and complete copies of each Pension Plan, Welfare Plan, and Compensation Program, together with any trust agreements, summary plan descriptions, employee informational material, IRS Forms 5500, the most recent actuarial valuation for any Pension Plan, financial statements relating thereto and participant listings.

                  (s) PRI and NCL have complied with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

         2.15     Insurance Policies.

                  (a) All of the Rights and Assets and the operations of PRI and NCL of an insurable nature and of a character usually insured by companies of similar size and in similar businesses are insured by PRI and NCL in such amounts and against such losses, casualties or risks as is (i) required by any Law applicable to PRI or NCL, or (ii) required by any contract or agreement entered into by PRI or NCL. The Seller Disclosure Schedule contains a complete and accurate list of all insurance policies held or owned by PRI or NCL and now in force and such Schedule indicates the name of the insurer, the type of policy, the risks covered thereby, the amount of the premiums, the term of each policy, the policy number, the amounts of coverage, the deductible in each case and all outstanding claims thereunder. Correct and complete copies of certificates of insurance for all such policies have been delivered to Buyer by the Sellers on or before the date of this Agreement. All such policies are in full force and effect and enforceable in accordance with their terms. Neither PRI nor NCL, as the case may be, is now in default regarding the provisions of any such policy, including, without limitation, failure to make timely payment of all premiums due thereon, and none of them has failed to file any notice or present any claim thereunder in due and timely fashion. Neither PRI nor NCL have been refused, or denied renewal of, any insurance coverage by insurance companies offering such insurance. the Seller Disclosure Schedule contains copies of all insurance audit reports, loss prevention reports, all claims made and loss history reports in respect of any insurance maintained by PRI or NCL or any predecessor of PRI or NCL during the past five (5) years.

                  (b) Sellers, and to the Sellers' knowledge, other licensed professional employees of PRI or NCL have not, in the last seven (7) years, filed a written application for professional malpractice insurance coverage which has been denied by an insurance agency or carrier. All licensed professional employees of PRI or NCL have been continuously insured for professional malpractice claims since their employment by PRI or NCL. Neither Sellers nor to the Seller's knowledge any other professional employees of PRI or NCL are in default with respect to any provision contained in any professional malpractice policy and neither Seller's, nor to the Sellers knowledge any other professional employees of PRI or NCL has failed to give any notice or present any claim under any such policy in due and timely fashion.

                  (c) Since their incorporation, PRI and NCL has continuously maintained workers compensation and employer liability, commercial property, general liability, inland marine, commercial auto, commercial excess liability and umbrella liability and general professional liability (including completed operations hazard endorsement), insurance coverage on an occurrence basis, or on a claims made basis with tail coverage upon each change in carrier, at a level equal to or greater than that shown on the Seller Disclosure Schedule.

         2.16 Environmental Matters. Except as set forth in the Seller Disclosure Schedule, there are no present or past Environmental Conditions relating to or which could in any way materially and adversely affect PRI or NCL or the Rights and Assets. For the purposes of this Agreement, "Environmental Condition" means (a) the introduction into the environment of any pollution, including without limitation any contaminant, irritant or pollutant or other toxic or hazardous substance, in violation of any federal, state or local law, ordinance or governmental rule or regulations, as a result of any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever of any substance or exposure of any type in any work places or to any medium, including without limitation air, land, surface waters or ground waters, or from any generation, transportation, treatment, discharge, storage or disposal of waste materials, raw materials, hazardous materials, toxic materials or products of any kind or from the storage, use or handling of any hazardous or toxic materials or other substances, and (b) any noncompliance with any federal, state or local environmental Law or order as a result of or in connection with any of the foregoing.

         2.17     Taxes.

                  (a) Except as listed in the Seller Disclosure Schedule, or as reflected in the Financial Statements there does not exist any liability for Taxes which may be asserted by any taxing authority against, and no Lien or other encumbrance for Taxes will attach to, PRI or NCL or any of the Rights and Assets other than Taxes due in respect of periods for which Tax Returns are not yet due and for which adequate accruals have been made in the Financial Statements. All Tax Returns required to be filed prior to the date hereof by PRI or NCL have been filed (other than Tax Returns for which extensions to file have been granted) with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, all of which are true, correct and complete in all material respects, and all amounts shown as owing thereon have been paid.

                  (b) Except as listed on the Seller Disclosure Schedule, neither Seller, PRI or NCL have received notice of any Tax claims being asserted or any proposed assessment by any taxing authority and no Tax Returns of PRI or NCL have been audited by the Internal Revenue Service (the "IRS") or the appropriate state agencies for any fiscal year or period ended prior to the date hereof, and PRI and NCL are not presently under, nor have they received notice of any, contemplated investigation or audit by the IRS or any state agency concerning any fiscal year or period ended prior to the date hereof. Except as listed on the Seller Disclosure Schedule, neither PRI nor NCL have executed any extension or waivers of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (c) Each of PRI and NCL and any of its predecessors in interest that has employed a Business Employee has withheld or collected from each payment made to each of their employees the amount of all

Taxes required to be withheld or collected therefrom and PRI, NCL and any of their predecessors in interest has paid the same to the proper tax depositories or collecting authorities.

                  (d) Since incorporation of PRI and NCL, Sellers have filed all elections necessary for PRI and NCL to be taxed as a Subchapter S Corporation and PRI and NCL have been recognized as Subchapter S Corporations by the Internal Revenue Service and Sellers know of no basis for any challenge to the status of PRI or NCL as Subchapter S Corporations.

         2.18     Licenses, Authorizations and Provider Programs.

                  (a) PRI and NCL hold all valid licenses and other rights, accreditations, permits and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate their business as now conducted. PRI and NCL are certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid programs") (Medicare and Medicaid programs and such other similar federal, state or local reimbursement or governmental programs for which PRI and NCL are eligible are hereinafter referred to collectively as the "Government Programs") and have current provider agreements for such Government Programs and with such private non-governmental programs, including without limitation any private insurance program, under which PRI and NCL directly or indirectly are presently receiving payments (such non-governmental programs herein referred to as "Private Programs"). Set forth on the Seller Disclosure Schedule is a correct and complete list of such licenses, accreditations, permits and other authorizations, and provider agreements under all Government and Private Programs, complete and correct copies of which have been provided to Buyer. True, complete and correct copies of all surveys of PRI and NCL or their predecessors in interest and conducted in connection with any Government Program, Private Program or licensing or accrediting body during the past two (2) years have been provided to Buyer.

                  (b) No violation, default, order or deficiency exists with respect to any of the items listed on the Seller Disclosure Schedule. Neither Sellers, PRI or NCL have received any notice of any action pending or recommended by any state or federal agencies having jurisdiction over the items listed on the Seller Disclosure Schedule, either to revoke, withdraw or suspend any license, right or authorization, or to terminate the participation of PRI or NCL in any Government or Private Program. To the knowledge of the Sellers, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation, order or deficiency with respect to any of the items listed on the Seller Disclosure Schedule or to revoke, withdraw or suspend any such license, or to terminate or modify the participation of PRI or NCL in any Government or Private Program. To the knowledge of the Sellers, there has been no decision not to renew any provider or third-party payor agreement of PRI or NCL. Except as listed on the Seller Disclosure Schedule, no consent or approval of, prior filing with or notice to, or any action by, any governmental body or agency or any other third party is required in connection with any such license, right or authorization, or Government or Private Program, by reason of the Acquisition.

                  (c) PRI and NCL have timely filed all reports and billings required to be filed by them prior to the date hereof with respect to the Government and Private Programs, all fiscal intermediaries and other insurance carriers and all such reports and billings are complete and accurate in all material respects and have been prepared in compliance with all applicable laws, regulations, and principles governing reimbursement and payment claims. True and complete copies of such reports and billings for the most recent year have heretofore been made available to Buyer. PRI and NCL have paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and billings and have no liability under any Government or Private Program (known or unknown, contingent or otherwise) for any refund, overpayment, discount or adjustment. To the knowledge of the Sellers, except as set forth on the Seller Disclosure Schedule, (i) there are no pending appeals, adjustments, challenges, audits, litigation, or notices of intent to audit such prior reports or billings, and
(ii) during the last two years neither PRI or NCL have been audited, examined or otherwise by any Government or Private Program. There are no other reports required to be filed by PRI or NCL in order to be paid under any Government or Private Program for services rendered in connection with their business that have not been timely filed, except for cost reports not yet due.

         2.19 Inspections and Investigations. Except as set forth and described in the Seller Disclosure Schedule, (i) neither the right of PRI or NCL, nor, to the knowledge of the Sellers, the right of any licensed professional or other individual affiliated with PRI or NCL, to receive reimbursements pursuant to any Government or Private Program has been terminated or otherwise adversely affected as a result of any investigation or action, whether by any federal or state governmental regulatory authority or other third party, (ii) neither PRI nor NCL, nor, to the knowledge of the Sellers, any licensed professional or other individual affiliated with PRI or NCL or who has provided services to PRI or NCL during the past three (3) years, has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such individual, nor has any Seller, PRI or NCL received any notice of deficiency during the past three years in connection with the operations of their business, (iii) there are not presently, and at the Closing Date there will not be, any outstanding deficiencies or work orders of any governmental authority having jurisdiction over PRI or NCL or the Rights and Assets, or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Government and Private Programs, and (iv) there is not any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over PRI or NCL or the Rights and Assets to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing law, code, rule, regulation or standard. Attached as part of the Seller Disclosure Schedule are copies of all reports, correspondence, notices and other documents relating to any matter described or referenced therein.

         2.20 Certain Relationships. Except as set forth on the Seller Disclosure Schedule, neither PRI, NCL or any Seller has:

                  (i) offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in kind ("Remuneration") to or from any physician, family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest, including, but not limited to:


                           (A) payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement, or otherwise;

                           (B) payments for the use of premises leased to or from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest;

                           (C) payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest; or

                  (ii) offered, paid, solicited or received any Remuneration (excluding fair market value payments for services, equipment or supplies) to or from any healthcare provider, pharmacy, drug or equipment supplier, distributor or manufacturer, including, but not limited to:

                           (A) payments or exchanges of anything of value under a warranty provided by a manufacturer or supplier of an item to PRI or NCL; or

                           (B) discounts, rebates, or other reductions in price on a good or service received by PRI or NCL;

                  (iii) offered, paid, solicited or received any Remuneration to or from any person or entity in order to induce business, including, but not limited to, payments intended not only to induce referrals of patients, but also to induce the purchasing, leasing, ordering or arrangement for any good, facility, service or item;

                  (iv) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any physician, or family member of a physician, or an entity in which physician or physician family member has an ownership or investment interest, directly or indirectly, through equity, debt, or other means, including, but not limited to, an interest in an entity providing goods or services to PRI or NCL;

                  (v) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any person or entity including, but not limited to, a hospital, pharmacy, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for PRI or NCL; or

                  (vi) entered into any agreement providing for the referral of any patient for the provision of goods or services by PRI or NCL, or payments by PRI or NCL as a result of any referrals of patients to PRI or NCL.

         2.21 Stark; Fraud and Abuse; False Claims. Except as disclosed in the Seller Disclosure Schedule, neither PRI nor NCL nor any of their respective employees, nor to Sellers' knowledge, persons and entities providing professional services to PRI or NCL, have engaged in any activities which are prohibited under 42 U.S.C. ss. 1320a-7b, 42 U.S.C. ss. 1395nn or 31 U.S.C. ss. 3729-3733 (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         2.22 Rates and Reimbursement Policies. Except for ethical limitations, the jurisdictions in which PRI and NCL conduct business do not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by PRI or NCL. Neither PRI or NCL have any rate appeal currently pending before any governmental authority or any administrator of any Private Programs. None of the Sellers have knowledge of any applicable law, which has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this Agreement of any such legal requirement proposed or currently pending in the jurisdictions in which PRI or NCL does business, which would have a material adverse effect on PRI or NCL or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients or require PRI or NCL to obtain any necessary authorization which they do not currently possess.

         2.23 Changes in Laws. To the knowledge of the Sellers there are no pending changes in applicable law or regulations that would prevent PRI or NCL from conducting their business in substantially the same manner as their business is currently conducted prior to the Closing Date.

         2.24     Patients and Orders. Set forth on the Seller Disclosure
Schedule is a list of all patients or customers of PRI and NCL during the last twelve months and a list of all outstanding orders from such customers or patients on the Closing Date.

         2.25 Controlled Substances. Neither PRI, NCL nor their officers, directors, and employees and persons who provide professional services to PRI or NCL have, in connection with their activities directly or indirectly related to PRI or NCL, engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. ss. 801 et seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

         2.26 Inventories. All items of inventory of PRI and NCL consist, and will consist of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry. Except as set forth on the Seller Disclosure Schedule, since December 31, 2000, no inventory items have been sold or disposed of, except through sales in the ordinary course of business, and in no event at prices less than book value of such inventory items as of December 31, 2000.

         2.27     Business Relationships.

                  (a) Except as disclosed on the Seller Disclosure Schedule, the relationships between PRI and NCL and all customers, clients, third party payors, patients, Employees and vendors who receive goods and services from or provide goods and services to PRI or NCL are satisfactory, and the Sellers have no knowledge of (i) any facts or circumstances which would reasonably be expected to materially alter, negate, impair or in any way adversely affect the continuity of any such relationships or (ii) any complaints, claims, threats, plans or intentions to discontinue or curtail relations under any such relationships. To the knowledge of the Sellers, neither PRI nor NCL have any obligation to obtain the return of goods in the possession of customers or patients.

                  (b) Except as disclosed on the Seller Disclosure Schedule, the Sellers have no knowledge of any present or future condition or state of facts or circumstances which would prevent PRI or NCL from carrying on its business after the Closing Date in the same manner as it is presently being carried on.

         2.28 Absence of Certain Business Practices. Except as set out on the Seller Disclosure Schedule, neither PRI, NCL, nor any officer, director, employee or agent of PRI or NCL, nor to the knowledge of Sellers, any other person or entity acting on behalf of PRI or NCL, acting alone or together, has
(i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom PRI or NCL have done business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other person or entity who is or may be in a position to help or hinder PRI or NCL (or assist PRI or NCL in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject PRI or NCL to any damage or penalty in any civil, criminal or governmental litigation or proceeding. Neither PRI or NCL, nor, to the knowledge of the Sellers, any officer thereof has used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the entities' funds or been reimbursed from the entities' funds for any such payment, or is aware that any other person associated with or acting on behalf of PRI or NCL have engaged in any such activities.

         2.29 Accounts Receivable. Except as set forth in the Seller Disclosure Schedule, the accounts receivable reflected in the most recent balance sheet for PRI and NCL, separately included in the Financial Statements referred to in Section 2.6 hereof, and all accounts receivable arising between December 31, 2000 and the date hereof, arose from bona fide transactions in the ordinary course of business. Except as set forth in the Seller Disclosure Schedule, the accounts receivable reflected on such balance sheet, have been properly recorded and reserved against consistent with past practice. No such account receivable has been assigned or pledged to any other person, firm or corporation. Reasonable provision has been made in the Financial Statements for collection losses, contractual discounts and other adjustments from third party payers.

         2.30 Related Party Transactions. Except as set forth in the Seller Disclosure Schedule hereto, there are no existing arrangements or proposed transactions between PRI and NCL, and (i) any officer or director of PRI or NCL or any member of the immediate family of any of the foregoing persons (such officers, directors and family members being hereinafter individually referred to as a "Related Party"), (ii) any business (corporate or otherwise) which a Related Party owns, or controls directly or indirectly, or in which a Related Party has an ownership interest, or (iii) between any Related Party and any business (corporate or otherwise) with which PRI and NCL regularly does business.

         2.31     RESERVED.

         2.32     Sellers' 1362 Election.  Sellers represent that:

                  (a) PRI made a valid election under Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as an S corporation as defined in Code Section 1361, which election was acknowledged by the IRS and became effective on July 1, 1996. The election has remained in effect since that date without revocation, cessation or termination, and PRI has qualified to be taxed under the provisions of Subchapter S of the Code and under applicable similar provisions of state income tax law for all periods beginning on or after July 1, 1996.

                  (b) PRI does not own any assets in which its basis is determined (in whole or in part) by reference to the basis of such assets (or any other property) in the hands of a C corporation.

                  (c) NCL made a valid election under Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as an S corporation as defined in Code Section 1361, which election was acknowledged by the IRS and became effective on March 27, 1996. The election has remained in effect since that date without revocation, cessation or termination, and NCL has qualified to be taxed under the provisions of Subchapter S of the Code and under applicable similar provisions of state income tax law for all periods beginning on or after March 27, 1996.

                  (d) NCL does not own any assets in which its basis is determined (in whole or in part) by reference to the basis of such assets (or any other property) in the hands of a C corporation.

         2.33 Statements True and Correct. No representation or warranty made herein by any Seller, nor in any statement, certificate or instrument executed and delivered to Buyer by PRI, NCL or any Seller pursuant to any Acquisition Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained herein and therein not misleading in light of the circumstances in which they were made.

                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Sellers as follows:

         3.1 Organization, Authority and Capacity. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Acquisition Documents to be executed and delivered by it, and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which a failure to be so qualified or in good standing would have a material adverse effect on its ability to perform its obligations under the Acquisition Documents.

         3.2 Authorization and Validity. The execution, delivery and performance of the Acquisition Documents to be executed and delivered by Buyer have been duly authorized by all necessary action by Buyer. The Acquisition Documents to be executed and delivered by Buyer have been or will be, as the case may be, duly executed and delivered by Buyer and constitute or will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally, or as may be modified by a court of equity.

         3.3 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Buyer of the Acquisition Documents to be executed and delivered by it: (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of Buyer's charter or bylaws; (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Buyer is a party or by which Buyer or any of their respective properties is bound; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Buyer is a party or by which any of Buyer's properties are bound.

         3.4 Statements True and Correct. No representation or warranty made herein by Buyer, nor in any statement, certificate or instrument executed and delivered to the Sellers by Buyer pursuant to any Acquisition Document contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained therein not misleading in light of the circumstances in which they were made.

         3.5 Litigation, etc. Except as listed on Schedule 3.5 hereto, there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings pending against Buyer relating to or which in any way could affect PRI's and NCL's ability to conduct their business after the Closing in substantially the same manner as heretofore conducted. Except as listed on
Schedule 3.5, (i) to the knowledge of the Buyer, no such matter described in the previous sentence is threatened and there is no basis for any such action, and
(ii) there are no governmental or administrative investigations or inquiries pending that involve Buyer or any of its affiliates relating to or which in any way could affect the operation of PRI or NCL after the Closing. Except as listed on Schedule 3.5, there are no judgments against or consent decrees binding on Buyer or any of its affiliates relating to or which in any way could affect the operation of PRI or NCL after the Closing or, to the knowledge of the Buyer, any licensed professional providing services in connection with the operation of PRI or NCL.

         3.6      No Violation of Law.

                  (a) Buyer is not currently in material violation of any applicable local, state or federal law, order, injunction or decree, or any other requirement of any governmental body, agency or Regulatory Authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices.

                  (b) Buyer is not currently subject to any material fine, penalty, liability or disability as the result of a failure to comply with any requirement of federal, state or local law nor has Buyer received any notice of such noncompliance.

         3.7 Inspections and Investigations. Except as set forth and described in Schedule 3.7, (i) Buyer's right to receive reimbursements pursuant to any Governmental or Private Program has not been terminated or otherwise adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party, (ii) Buyer has not, during the past three (3) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such individual, nor has Buyer received any notice of deficiency during the past three years in connection with the operations of its business, (iii) there are not presently, and at the Closing Date there will not be, any outstanding deficiencies or work orders of any governmental authority having jurisdiction over Buyer's business, or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Government and Private Programs, and (iv) there is not any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over the Buyer's business to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing law, code, rule, regulation or standard. Attached as part of Schedule 3.7 are copies of all reports, correspondence, notices and other documents relating to any matter described or referenced therein.

         3.8 Stark; Fraud and Abuse; False Claims. Buyer has not engaged in any activities which are prohibited under 42 U.S.C. Section 1320a-7b, 42 U.S.C.
Section 1395nn or 31 U.S. C. Section 3729-3733 (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         3.9 Controlled Substances. Buyer has not, in connection with its activities directly or indirectly related to PRI or NCL, engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. Section 801 et seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.


                                    ARTICLE 4

                              ADDITIONAL AGREEMENTS


         4.1 Access to Information. After the Closing, Buyer will afford Sellers access upon reasonable notice to all applicable books and records of PRI and NCL and will furnish such parties with such additional financial, operating and other information as to the business and properties of PRI and NCL as such parties may from time to time reasonably request for purposes of filing fax returns, responding to claims, investigations or audits. Sellers shall also be allowed access, upon reasonable notice and as shall be mutually agreeable, to consult with the officers, employees, accountants, counsel and agents of PRI and NCL in that regard.

         4.2      Payback of Receivables. In the event that at the earlier of
(i) April 30, 2002, or (ii) such date as Sellers and Buyer shall agree that the receivable is uncollectable (the "Write Off Date"), PRI and NCL have not collected an accounts receivable which existed at the close of business on April 30, 2001 and which was recorded as such on the Closing Balance Sheet in excess of the reserves therefor, Sellers will pay to Buyer the amount of said accounts receivable that remain uncollected and in exchange therefor, Buyer shall cause PRI and NCL to assign and transfer the uncollected accounts receivables to Sellers. Sellers hereby acknowledge and agree that on the Write Off Date Buyer may in addition to its other rights and remedies, recover the amount of the uncollected receivables which are owed to it by Sellers from either the Earnout Amount or the Escrow without limitation on, or prejudice to, Buyer's rights to collect this amount through a right of offset or in any other legal manner.

         4.3 Affirmative Covenants of Sellers, PRI and NCL. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, PRI, NCL and Sellers shall to the extent any of the following relates to or in any way may affect PRI, NCL, the Acquisition, or the Rights and Assets:


                  (i) operate the business of PRI and NCL only in the usual, regular, and ordinary course of business, consistent with past practices;

                  (ii) use reasonable commercial efforts to preserve intact its business organization, licenses, permits, government programs, private programs and customers;

                  (iii) use reasonable commercial efforts to retain the services of its employees, agents and consultants on terms and conditions not less favorable than those existing prior to the date hereof and to ensure that there are no material or adverse changes to employee relations;

                  (iv) keep and maintain PRI and NCL assets in their present condition, repair and working order, except for normal depreciation and wear and tear, and use reasonable commercial efforts to maintain its insurance, rights and licenses;

                  (v) pay all accounts payable of PRI and NCL in accordance with past practice and use reasonable commercial efforts to collect all accounts receivable in accordance with past practice, but not less than in accordance with prudent business practices;

                  (vi) confer on a regular and frequent basis with one or more designated representatives of Buyer to report material operational matters and to report the general status of ongoing business operations or PRI and NCL;

                  (vii) make available to Buyer true and correct copies of all internal management and control reports (including aging of accounts receivable, listings of accounts payable, and inventory control reports) and financial statements related to PRI or NCL;

                  (viii) cause all tax returns that are due and have not been filed prior to the date hereof or which become due prior to the Closing Date, to be prepared and filed on or before the date such tax return is required to be filed (taking into account any extensions of the filing deadlines granted); provided, however, that any such tax return shall not be filed without a reasonable opportunity for prior review and comment by Buyer;

                  (ix) as soon as reasonably practicable after they become available, but in no event more than thirty (30) days following the end of each calendar month, deliver to Buyer true and complete copies of monthly financial statements of PRI and NCL for each calendar month ending subsequent to the date hereof in the format historically utilized by PRI and NCL;

                  (x) perform in all material respects all obligations under agreements relating to or affecting its assets, properties or rights, except for the failure of which performance would not have a material adverse effect on PRI and NCL taken as a whole, financial or otherwise;

                  (xi) use reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance coverage; and

                  (xii) notify Buyer of (i) any event or circumstance which is reasonably likely to have a material adverse effect on PRI or NCL or would cause or constitute a breach of any of Sellers representations, warranties or covenants contained herein; or (ii) any unexpected change in the normal course of business or in the operation of the assets of PRI or NCL, and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any material property. Sellers shall keep Buyer fully informed of such events and permit Buyer's representatives prompt access to all materials prepared in connection therewith.

         4.4      Negative Covenants of Sellers.

                  (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Sellers will not do any of the following without the prior written consent of Buyer to the extent any of the following relates to or in any way may affect PRI, NCL, the Acquisition, or the Rights and Assets:

                  (i) take any action which would (a) adversely affect the ability of any party to the Acquisition Documents to obtain any consents required for the transactions contemplated thereby, or (b) adversely affect the ability of any party hereto to perform its covenants and agreements under the Acquisition Documents;

                  (ii) amend any of its organizational or governing documents, except as provided herein or for the purpose of accomplishing the transactions contemplated by this Agreement;

                  (iii) impose, or suffer the imposition, on any material asset of PRI or NCL of any Lien or permit any such Lien to exist;

                  (iv) other than pursuant to the Acquisition Documents, sell, pledge or encumber, or enter into any contract to sell, pledge or encumber, any interest in the assets of PRI or NCL, except in the ordinary course of business;

                  (v) purchase or acquire any assets or properties of PRI or NCL, whether real or personal, tangible or intangible, or sell or dispose of any assets or properties, whether real or personal, tangible or intangible, except in the ordinary course of business and consistent with past practices;

                  (vi) except for the employment agreements contemplated herein, grant any increase in compensation or benefits to the employees or officers of any Seller Party, except in accordance with past practice; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect as of the date hereof and disclosed on the Schedules hereto; enter into or amend any severance agreements with officers of PRI or NCL; or grant any material increase in fees or other increases in compensation or other benefits to directors of PRI or NCL except in accordance with past practice;

                  (vii) except for the employment agreements contemplated herein, enter into or amend any employment contract between PRI or NCL and any person or entity (unless such amendment is required by law) that PRI or NCL does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Closing Date;

                  (viii) adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

                  (ix) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP;

                  (x) commence any litigation other than in accordance with past practice, settle any litigation involving any liability of PRI or NCL for material money damages or restrictions upon the operations of their business;

                  (xi) except in the ordinary course of business and which is not material, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims;

                  (xii) except in the ordinary course of business and, even if in the ordinary course of business, then not in an amount to exceed $5,000 in the aggregate, make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor, related to PRI or NCL;

                  (xiii) take any action, or omit to take any action, which would cause any of the representations and warranties contained in Article 2 to be untrue or incorrect in any material respect; or

                  (xiv) make any loan to any person or increase the aggregate amount of any loan currently outstanding to any person.

         4.5 Public Announcements. Each party hereto agrees (i) not to disclose any aspect of the discussions, negotiations, terms, status or conditions relating to the transactions contemplated herein to any third party other than their respective officers, directors, authorized employees and authorized representatives and then only on a need to know basis and shall cause and require all such persons to whom such information is disclosed to abide by the provisions of this Section 4.5, and (ii) not to issue any press release or other general public announcement (including in any trade journal or other publication) of the transaction, in either case, without the prior written consent of each of the parties hereto, except to the extent that disclosure may be required by law, and except that Sellers acknowledge that Buyer shall issue a press release promptly upon the execution of this Agreement in a form consented to by Sellers, such consent not to be unreasonably withheld or delayed, and Sellers agree that Buyer shall file its 8-K, 10-Q, 10-K and like filing without prior notice to or consent of Sellers.

         4.6 Confidential Information. The parties hereto acknowledge and affirm the Confidentiality Agreement between them, dated April 11, 2001.

         4.7 Relations. PRI and NCL further covenant and agree that they will not take or fail to take any action which is likely to affect their relationship with any suppliers or representatives between the date hereof and the Closing Date.

         4.8 Use of Names. On and after the Closing Date, Sellers shall cease to use Pharmacare Resources, Inc. and NCL Management, Inc. or any derivation thereof or other name confusingly similar thereto for any commercial or other public purpose without the prior written consent of Buyer.

         4.9 Conditions to Closing. PRI, NCL, Sellers and Buyer agree to use their commercially reasonable efforts to satisfy the closing conditions set forth in Articles 5 and 6 of this Agreement by May 31, 2001, and if not by such time, as soon thereafter as possible. PRI, NCL and Sellers agree, on or prior to the Closing Date, to execute those documents listed in Article 5 hereof to which they are a party. Buyer agrees, on or prior to the Closing Date, to execute those documents listed in Article 6 hereof to which it is a party.

         4.10 Risk of Loss. PRI, NCL and Sellers shall maintain all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement until the Closing. If the condemnation, destruction, loss or damage is such that the operation of PRI or NCL is materially interrupted or curtailed or the Rights and Assets are materially affected, then Buyer shall have the right to terminate this Agreement. If Buyer nonetheless elects to close, Sellers shall remit all net condemnation proceeds or third party insurance proceeds to Buyer and the Consideration shall be adjusted at Closing to reflect such condemnation, destruction, loss or damage to the extent that insurance or condemnation proceeds are not sufficient to cover such destruction, loss or damage.

         4.11     Tax Matters.

                  (a) Transfer Taxes. Any transfer taxes incurred by Sellers in connection with the sale of the capital stock of PRI and NCL to the Company pursuant to this Agreement shall be borne by Sellers. Sellers shall prepare and file, at their own expense, all necessary tax returns and other documentation with respect to all such transfer taxes.

                  (b)      Tax Returns.

                  (i) Except for tax returns required pursuant to Section 4.11(g) below, Sellers shall prepare (or cause to be prepared) and PRI and NCL shall timely file for all taxable periods ending on or before the Effective Date (a "Pre-Effective Period") all Tax Returns required to be filed after the Effective Date by or on behalf of PRI and NCL (the "Pre-Effective Period Tax Returns"). The preparation of such Tax Returns and the positions taken thereon shall be consistent in all respects with PRI's and NCL's past tax accounting principles and practices.

                  (ii) The Company shall prepare and timely file (or cause to be prepared and timely filed) for all taxable periods beginning before and ending after the close of the Effective Date (a "Straddle Period"), all Tax Returns required to be filed after the Effective Date by PRI and NCL. For purposes of this Agreement, the portion of the Straddle Period ending on and including the Effective Date shall be referred to as the "Pre-Effective Straddle Period" and the portion of the Straddle Period beginning after the Effective Date shall be referred to as the "Post-Effective Straddle Period". Any such Taxes for a Straddle Period with respect to PRI and NCL shall be apportioned to the Pre-Effective Straddle Period based on the actual operations of PRI and NCL during the portion of such period ending on and including the Effective Date, determined as though PRI and NCL's books closed at the close of the Effective Date. The cost and expenses of preparing any Tax Return for a Straddle Period shall be borne by the Company.

                  (iii) All Tax Returns referred to in Sections 4.11(b)(i) shall be subject to review and approval by the Company, and all Tax Returns referred to in Section 4.11(b)(ii) which affect the liability of Sellers for Taxes pursuant to this Agreement or otherwise shall be subject to review and approval by Sellers, in each case prior to filing, and such approval shall not be unreasonably withheld or delayed by either such party. The party charged with responsibility to prepare a Tax Return subject to review (the "Preparing Party") shall present such Tax Return to the other party (the "Reviewing Party") no less than thirty(30) days prior to the due date (including extensions) for filing the Tax Return. The parties shall cooperate with one another by making available for review all related work papers and analyses utilized in preparing the Tax Return and all related books, records and personnel for this purpose without cost. Within fifteen (15) days after receipt of the Tax Return, the Reviewing Party shall communicate to the Preparing Party as to whether it concurs with the Tax Return or, if not, stating its exceptions thereto, together with the reasons and supporting information relating to such exceptions. If there are no such exceptions or such exceptions are resolved by the parties, then such resolution shall be the final determination. If such exceptions cannot be resolved by the parties within ten (10) business days after delivery of the list of exceptions, the dispute shall be submitted to an independent tax consultant who shall make a final determination in accordance with the terms of this Agreement within fifteen (15) days after submission to such independent tax consultant. The independent tax consultant shall be one of the "Big Five" public accounting firms or a law firm with a nationally recognized tax practice with no material relationship to the parties or their affiliates, and such independent tax consultant shall be chosen by agreement of the parties, or if they are unable to agree, chosen by lot from an equal number of nominees submitted by each party. The fees and expenses of the independent tax consultant shall be allocated by it in inverse proportion to the adjustment granted the Reviewing Party. For example, if such tax consultant grants a portion of the exceptions proposed by the Reviewing Party that results in an adjustment to the amount of Taxes owed that is 25% of the total adjustment to the amount of Taxes owed that would have occurred had all of the Reviewing Party's proposed exceptions been granted, it shall assess the

                           Reviewing Party with 75% of its fees and expenses. The independent tax consultant's decision shall be final and binding upon, and non-appealable by, the parties.

                  (c) Tax Payments. Sellers shall pay all Taxes with respect to all Tax Returns described in Section 4.11(b) attributable to Pre-Effective Periods or apportioned to Pre-Effective Straddle Periods pursuant to Section 4.11(b)(ii), to the extent not accrued for on the Financial Statements, ten (10) days prior to the respective due dates (excluding extensions or waivers thereof) for such Taxes or, if later, when the respective Tax Returns reporting such Taxes are filed, other than any Taxes payable (the "Excluded Taxes") as the result of any (i) events occurring on the Effective Date, outside of the ordinary course of business, except for events occurring as a condition of closing this transaction, (ii) any increase in Taxes resulting from PRI or NCL amending any Pre-Effective Tax Returns without the prior written permission of Sellers, and (iii) Taxes which were previously paid through estimated Tax payments. Buyer shall pay all taxes with respect to Tax Returns described in Section 4.11(b) attributable to Post-Effective Periods or not apportioned to Pre-Effective Straddle Periods pursuant to Section 4.11(b)(ii).

                  (d) Refunds. The Company agrees to, and shall cause PRI and NCL to, cooperate in obtaining any refunds of Taxes (other than any Excluded Taxes) for Pre-Effective Tax Returns and the Pre-Effective Straddle Periods and to promptly remit to Sellers any such refunds received by the Company, or PRI and NCL net of any Taxes incurred by the Company, or PRI or NCL in the Pre-Effective Straddle Period which are assessed after the Effective Date and which have not been reimbursed by Sellers, provided that such refunds were not reflected on the Closing Balance Sheet. Any reasonable out-of-pocket costs or expenses incurred by the Company or PRI or NCL in obtaining such refunds shall be borne by Sellers. In no event shall Sellers be entitled to file an amended return or otherwise make a claim for refund (or have such an amended return filed or such claim made on its behalf) without the prior approval of the Company (which approval shall not be unreasonably withheld or delayed) to the extent that such action would increase the Tax liability of the Company for any taxable period or portion thereof following the Effective Date.

                  (e)      Tax Characterization. Any payments made pursuant to
(i) this Section 4.11, (ii) the indemnity provisions of Article 8, or (iii) the purchase price adjustment provisions of this Agreement, shall be treated by each of the parties hereto as an adjustment to the Purchase Price paid by the Company for the Shares for all Tax and financial accounting purposes. The parties hereto agree to account for the transactions contemplated herein in a manner consistent with all the provisions of this Agreement when filing their respective Tax Returns and the Tax Returns of PRI and NCL.

                  (f)      Post-Closing Audits and Other Proceedings.

                  (i) Sellers, on the one hand, and Company on the other hand, each agree, at its own expense (except to the extent such expense, incurred to third parties, is subject to indemnification pursuant to Section 8), to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to PRI and NCL as is reasonably necessary or is reasonably requested for the preparation of any return for Taxes, any claim for refund or any audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

                  (ii) Sellers on the one hand, and the Company, on the other hand, each agree to give prompt notice to each other of any written inquiry by a Tax authority, scheduling of an examination or proposed adjustment with respect to Taxes for any Pre-Effective Period or any Pre-Effective Straddle Period. Sellers and the Company shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings involving PRI or NCL for such periods and each may participate at its own expense; provided, however, that Sellers shall have the right to control the conduct of any such audits or proceedings to the extent such audits or proceedings relate to a proposed adjustment that could adversely affect the liability of Sellers for Taxes pursuant to this Agreement or otherwise. The Company also may, at its own expense, be present in any such audit or proceeding and, if Sellers do not assume the defense of any such audit or proceeding, the Company may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving thirty (30) days' prior written notice to Sellers setting forth the terms and conditions of settlement, provided that Sellers have not objected within fifteen (15) days of receipt of such notice and assumed control of the audit. In the event that a potential adjustment is present in an audit or proceeding (otherwise controlled by Sellers) for which the Company would be liable and not entitled to indemnification hereunder, the Company shall have the right, at its expense, to control the audit or proceeding with respect to such proposed adjustment. With respect to a proposed adjustment which could adversely affect the liability of Sellers for Taxes pursuant to this Agreement or otherwise, on the one hand, and the liability of the Company for Taxes pursuant to this Agreement or otherwise, on the other hand, (i) Sellers and the Company each may participate in the audit or proceeding, and (ii) any issues with respect to the proposed adjustment or otherwise pertaining to the audit or proceeding shall be decided jointly by Sellers and the Company. Notwithstanding the foregoing provisions of this Section, the parties to this Agreement shall endeavor to agree on a joint representative or representatives in any proceeding in which each is entitled to and desires to be represented.

                  (g) 338(h)(10) Election - All parties hereto agree that the Company's purchases of all of the issued and outstanding shares (consisting of 20 shares of No Par Common Stock in PRI and 100 shares of No Par Common Stock in NCL) of PRI and NCL are intended to be "qualified stock purchases" as defined in IRC ss. 338(d)(3). The parties hereto also agree that these "qualified stock purchases" are intended to be treated as deemed asset sales pursuant to IRC ss. 338(h)(10) and Treasury Reg. ss. 1.338(h)(10)-1. Accordingly, the Sellers agree to cooperate in the joint filing (as required by Treasury Reg. ss. 1.338(h)(10)-1(d)) of Section 338(h)(10) elections on IRS Form 8023 with Company as a condition to closing, said Forms 8023 to be signed by all shareholders of PRI and NCL as of the Effective Date.

         4.12 Title Search; Discharge of Liens. As soon as practicable after the date hereof, but in no event later than the Closing, Sellers shall (i) each use commercially reasonable efforts to ascertain all Liens, if any, to which any of the Company owned Rights and Assets is subject, (ii) notify Buyer in writing of the nature and extent thereof, and (iii) discharge all such Liens. Without limiting the generality of the foregoing, Buyer shall obtain and provide to Seller Uniform Commercial Code searches (conducted as soon as possible after the date hereof, but in no event later than the Closing) of filings made pursuant to
Article 9 thereof in all jurisdictions where there are any Rights and Assets.

         4.13 Transfer Taxes. Sellers shall pay (a) all transfer and documentary taxes and fees imposed, if any, with respect to instruments of conveyance in the transaction contemplated hereby and (b) all sales, excise and other transfer or similar taxes on the transfer of the shares contemplated hereunder, if any. Buyer and Sellers shall cooperate with one another in promptly making any filings in connection with any such taxes. Buyer or Seller, as the case may be, shall execute and deliver to each other, at Closing any certificates or other documents as the other may reasonably request to perfect any exemption from any such transfer, documentary sales, or excise tax.

         4.14 Tail Insurance. Sellers agree to obtain and provide to Buyer evidence of customary extended reporting endorsements, or "tail binders", on any "claims made" insurance covering professional and general liability related to PRI and NCL.

                                    ARTICLE 5

                       CONDITIONS TO OBLIGATIONS OF BUYER


         The obligation of Buyer to consummate the Acquisition is subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions:

         5.1 Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement, or any document or instrument delivered to Buyer hereunder, shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except with respect to any of such representations and warranties referring to a state of facts existing on a specified date prior to the Closing Date, it shall be sufficient if at the Closing Date such representation and warranty continues to describe accurately the state of facts existing on the date so specified.

         5.2 Performance; Covenants. All of the terms, covenants and conditions of the Acquisition Documents to be complied with or performed by each of PRI, NCL and Sellers at or prior to Closing shall have been complied with and performed in all material respects including, but not limited to, the delivery of the following documents:

                  (a) A certificate of existence regarding PRI and NCL certified by the Secretary of State of their respective state of incorporation dated within ten (10) business days of the Closing;

                  (b) A certificate dated as of the Closing Date signed by the Sellers and the duly authorized officers of PRI and NCL certifying the satisfaction of the conditions in Section 5.1 and that Sellers and PRI and NCL have fulfilled all of the conditions of this Article 5;

                  (c) Written consents of all third parties necessary for the consummation of the transactions contemplated by the Acquisition Documents;

                  (d) A copy of resolutions duly adopted by PRI and NCL authorizing and approving their performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and in full force and effect as of Closing by the Secretary or an Assistant Secretary of each entity;

                  (e) A certified copy of the Articles of Incorporation, and all amendments thereto, of PRI and NCL from its respective state of incorporation, dated the most recent practical date prior to Closing;

                  (f) A copy of the Bylaws, and all amendments thereto, of PRI and NCL, certified as true and in full force and effect as of Closing by the Secretary or Assistant Secretary of each such entity;

                  (g) Incumbency certificates certifying the identity of the officers of each of PRI and NCL ;

                  (h) A covenant not to compete agreement in form and substance acceptable to Buyer from each of Judy Poller, Jennifer Lee and Fernanda Barros;

                  (i)      RESERVED.

                  (j) All books and records pertaining to the Business, including all corporate and other records, books of accounts, contracts, agreements and such other documents or certificates as shall be reasonably requested by Buyer including minute books and stock records; and.

                  (k) Evidence of the tail binders described in Section 4.16, if required.

         5.3 Necessary Consents and Approvals. Buyer shall have obtained all licenses, consents and permits, provided all notices, and all waiting periods required by Law shall have expired, necessary in order for Buyer to consummate the Acquisition.

         5.4 No Material Adverse Change. There shall not have occurred any material adverse change in the business, assets, liabilities or condition, financial or otherwise, of PRI and NCL, between the date hereof and the

Closing Date, and a certificate shall have been delivered to Buyer to such effect signed by each of the executive officers of PRI and NCL as Buyer may request.

         5.5 No Injunction, Etc. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, this Agreement or the consummation of the Acquisition, or which is related to PRI or NCL, if such action, proceeding, investigation or legislation, in the reasonable judgment of Buyer or its counsel, would make it inadvisable to consummate such transactions.

         5.6      RESERVED.

         5.7 Legal Opinion. Buyer shall have received an opinion of counsel to Sellers substantially in the form attached as Exhibit 5.7.

         5.8 Non-Competition Agreements. Yamin and Ward shall execute a confidentiality and covenant not to compete agreement with Buyer in a form acceptable to Buyer.

         5.9 Employment Agreements. Buyer shall have entered into an employment agreement with Maritza Yamin and Nicole Ward in a form acceptable to Buyer, and shall have reached agreement to employ Judy Poller, Jennifer Lee and Fernanda Barros.


         5.10     RESERVED.

         5.11 Audited Financial Statements. An unqualified accountants audit opinion shall have been delivered to Buyer following an audit of Sellers for the 12 month period ending December 31, 2000 by Ernst & Young LLP conducted at Buyer's cost.

         5.12 Stock Power. Sellers shall deliver possession of the stock certificates evidencing the Shares in PRI and NCL to Company at Closing, together with executed stock powers conveying unencumbered title to said Shares to Company.

         5.13 Resignations and Release. Yamin and Ward shall have tendered their resignation as a director and officer of PRI and NCL; and all other directors and officers shall have tendered their resignations. As part thereof, all officers and directors shall have released all claims against PRI and NCL, whether contingent known or unknown, except for indemnity rights that arise by statute or under the Certificate of Incorporation or By-laws of PRI or NCL to the extent that the activity that gives rise to the right to indemnity is not activity that constitutes a breach of any representation or warranty herein.

         5.14 Insurance. A Certificate from each insurance company providing coverage to PRI and NCL, setting forth all coverages in effect together with the amount thereof.

         5.15 Waiver. Any conditions set out in this Article V which are not satisfied at closing shall be deemed waived by the parties if the parties elect to close this transaction without the condition being satisfied.


                                    ARTICLE 6

                      CONDITIONS TO OBLIGATIONS OF SELLERS



         The obligations of the Sellers to close the Acquisition are subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions:

         6.1 Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement, or any document or instrument delivered to any party hereunder, shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except with respect to any of such representations and warranties referring to a state of facts existing at a specified date prior to the Closing Date, it shall be sufficient if at the Closing Date such representation and warranty continues to describe accurately the state of facts existing on the date so specified.

         6.2 Performance; Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by Buyer at or prior to the Closing shall have been complied with and performed in all material respects, including, but not limited to delivery of the following documents:

                  (a) A certificate dated as of the Closing Date signed by a duly authorized officer of Buyer certifying the satisfaction of the condition in Section 6.1 and that Buyer has fulfilled all of the conditions of this
Article 6;

                  (b) Resolutions adopted by the Board of Directors of Buyer in form and substance satisfactory to the Sellers approving the execution, delivery and performance of this Agreement and the consummation of the Acquisitions, certified by the Secretary of Buyer;

                  (c) An incumbency certificate certifying the identity of the officers of Buyer;

                  (d) A certificate of existence regarding the Buyer certified by the Secretary of State of Delaware dated within ten (10) business days of the Closing;

                  (e) A certified copy of the Charter and all amendments thereto of Buyer certified by the Secretary of State of Delaware and dated the most recent practical date prior to Closing; and

                  (f) A copy of the Bylaws, and all amendments thereto, of Buyer certified as true and in full force and effect as of Closing by the Secretary or Assistant Secretary of Buyer.

         6.3 No Injunction, Etc. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, arises out of, this Agreement or the consummation of the Acquisition, if such action, proceeding, investigation or legislation, in the reasonable judgment of the Sellers or their counsel, would make it inadvisable to consummate such transactions.

         6.4 Purchase Price. Buyer shall pay the Purchase Price as specified in Section 1.1 and execute all Ancillary Agreements, including the employment agreements with Ward and Yamin.

         6.5 Waiver. Any conditions set out in this Article VI which are not satisfied at closing shall be deemed waived by the parties if the parties elect to close this transaction without the condition being satisfied.


                                    ARTICLE 7

                                   TERMINATION


         7.1 Right of Termination. This Agreement and the Acquisition may be terminated at any time prior to the Closing Date:

                  (a)      By the mutual written consent of Buyer and Sellers.

                  (b) By Buyer in the event that the conditions set forth in Article 5 of this Agreement shall not have been satisfied or waived by June 10, 2001, unless such satisfaction shall have been frustrated or made impossible by any act or failure to act of Buyer.

                  (c) By Sellers in the event that the conditions set forth in Article 6 of this Agreement shall not have been satisfied or waived by June 10, 2001, unless such satisfaction shall have been frustrated or made impossible by any act or failure to act of any Seller Party.

                  (d) By Sellers or Buyer if the Closing shall not have occurred by June 30, 2001.

                  (e)      By Buyer in accordance with Section 4.10 hereof.

         7.2 Effect of Termination. In the event of termination in accordance with Section 7.1, this Agreement shall become void and of no further force or effect, without any liability on the part of any of the parties hereto or their respective owners, directors, officers or employees, except the obligations of each party to preserve the confidentiality of documents, certificates and information furnished to such party pursuant thereto and for any obligation or liability of any party based on or arising from any breach or default by such party with respect to its representations, warranties, covenants or agreements contained in the Acquisition Documents.


                                    ARTICLE 8

                                 INDEMNIFICATION


         8.1 Survival of Representations and Warranties. All covenants, representations and warranties made by Sellers, PRI and NCL in this Agreement or pursuant hereto or in any certificate delivered pursuant hereto SHALL SURVIVE the Closing Date for the time periods indicated in this Article 8. The representations, warranties, covenants and agreements made by either of the Sellers, PRI or NCL shall not be affected or deemed waived by reason of the fact that Company or its representatives should have known that any such representations, warranties, covenants or agreements are or might be inaccurate in any respect. Except as set forth in this Agreement, any furnishing of information to Company by either of the Sellers, PRI or NCL, pursuant to, or otherwise in connection with, this Agreement shall not waive Company's right to rely on any representation, warranty, covenant or agreement made by either of the Sellers, PRI or NCL.

         8.2      Tax Indemnity.

                  (a) On the terms and subject to the limitations herein, Sellers jointly and severally agree and shall indemnify and hold harmless the Company and PRI and NCL (collectively the "Indemnitees"), from and against any and all Taxes or related costs (other than Excluded Taxes) (i) imposed on or incurred by Sellers, PRI or NCL for any taxable year or taxable period ending on or prior to the close of the Effective Date (including any short periods up to and including the close of the Effective Date and any Pre-Effective Straddle Period), and (ii) imposed on or incurred by the Company, or Sellers with respect to reasonable attorneys' fees and expenses with respect to contesting any of the indemnified Taxes referred to in clause (i), above incurred by the Company, PRI or NCL, as well as any applicable interest, penalty or additional charge with respect to such Taxes. Sellers jointly and severally agree and shall indemnify Indemnitees from and against any and all sales, transfer and other like taxes and recording fees payable in connection with this Agreement or the transactions contemplated hereby.

                  (b) Sellers shall not be required to indemnify the Indemnitees in respect of any Tax or related costs until there occurs a Final Determination (as defined below) of the liability of the Indemnitees for the Tax (and any interest, penalties and additions to the Tax) asserted to be payable as a result of any proposed adjustment, unless Sellers elect not to contest or defend against the proposed adjustment of the Tax. A "Final Determination" shall mean (i) a decision, judgment decree or other order by any court of competent jurisdiction, which decision, judgment, or decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeal has expired, (ii) a closing agreement entered into under Section 7121 of the Internal Revenue Code or other State authority, or any other settlement agreement entered into in connection with an administrative or judicial proceeding with the consent of Sellers, or (iii) the expiration of the time for instituting a claim for refund, or if such claim was filed, the expiration of the time for instituting a suit with respect thereto. If Sellers elect to protest a proposed adjustment and payment is required in order to contest the adjustment, Sellers shall deposit an amount equal to the taxes in dispute with the Indemnitees (a "Tax Deposit"), and the Indemnitees shall, upon the receipt of such Tax Deposit from Sellers, promptly remit such Tax Deposit to the tax authority or court, as requested by Sellers, and properly designate the nature of such amount. Any interest expense which is stopped as a result of such Tax Deposit shall be for the account of Sellers. If the Indemnitees subsequently receive a refund, in whole or in part, of the Tax Deposit or interest, penalties, or additions to Tax paid with funds advanced by Sellers, the Indemnitees shall within thirty (30) days of such receipt pay to Sellers the amount of such refund, plus the amount of any additional interest received from the Internal Revenue Service thereon. Within thirty (30) days after a Final Determination of, or the election of Sellers not to contest or defend against, the liability of the Indemnitees for which Sellers are required to make an indemnity payment hereunder Sellers shall pay the Indemnitees any excess of such full amount due over any advances or Tax Deposits previously made by Sellers (net of any prior return to Sellers of such advances or Tax Deposits) pursuant to this indemnity and any other payments previously made by Sellers with respect to such Taxes. The Company shall cooperate fully with Sellers in obtaining any refund or return of any Tax Deposits previously made by Sellers where so requested by Sellers. In the event that any Tax Deposit made by Sellers has been applied to any Taxes payable by the Company or PRI or NCL which are not subject to indemnification under this Section 8.2, the Company shall pay to Sellers an amount equal to the portion of the Tax Deposit so applied, together with any applicable interest savings actually realized by the Company, PRI or NCL as a result of such application of the Tax Deposit, within thirty (30) days following the day on which such Taxes would have otherwise been paid, but for the application of such Tax Deposit, by the Company, PRI or NCL as the case may be.

                  (c) If, as a result of a governmental audit or examination or adjustment, an item of income is accelerated into a Pre-Effective Straddle Period or an earlier period from a Post-Effective Straddle Period or later period, or an item of deduction or credit is disallowed or deferred from a Pre-Effective Straddle Period or earlier period into a Post-Effective Straddle Period or later period, such shift in taxable periods shall not give rise to an indemnifiable claim by Company, PRI or NCL. If, as a result of a governmental audit or examination or adjustment, an item of income is deferred from a Pre-Effective Straddle Period or earlier period to a Post-Effective Straddle Period or later period, or an item of deduction or credit is disallowed or accelerated from a Post-Effective Straddle Period or later period into a Pre-Effective Straddle Period or earlier period, the Company shall be entitled to file an amended Tax Return or otherwise claim a refund or credit, and retain all such amounts for its own account, in respect to any reduction in Taxes in such Pre-Effective Straddle Period or earlier period to the extent attributable to such shift in Tax items.

                  (d) Anything in this Agreement to the contrary notwithstanding, the provisions of Section 4.11 and this Section 8.2 shall survive until the expiration of the applicable tax statute of limitation period (including any extensions thereof provided that PRI and NCL will not apply for or consent to the extension of the statute of limitations without Seller's consent, such consent not to be unreasonably withheld) for the Taxes referred to herein, and any Taxes subject to indemnification under this Section 8.2 shall not be subject to the provisions of Sections 8.3 and 8.4 hereof.

         8.3      Sellers General Indemnity.

                  (a) Subject to the terms and conditions of this Article 8, Sellers agree to and will indemnify, defend and hold the Company, PRI and NCL harmless from and against all demands, claims, actions or causes of actions, assessments, losses, damages (including special and consequential damages), liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorney fees and expenses (hereinafter collectively called "Damages"), asserted against, resulting to, imposed upon or incurred by the Company, PRI and/or NCL resulting from or arising out of, (i) a breach of any of the representations and warranties made by the Sellers herein, (except that those representations and warranties listed in Section 8.4 shall be excluded from this Section 8.3 and governed instead by the provisions of Section 8.4), or (ii) the nonfulfillment of any undertaking, agreement or covenant on the part of the Sellers hereunder. The obligations of Sellers under this Section
8.3 shall survive and shall terminate at the close of business on the second anniversary of the Closing Date ("First Indemnity Period"), except that Sellers shall continue to be responsible after such date for those specific claims and losses of which Company, PRI or NCL shall have given Sellers the notices required by this Section prior to the end of the First Indemnity Period referred to herein. In the event that Sellers receive actual notice, prior to the expiration of the above-referenced First Indemnity Period, of a claim which ultimately results in a loss to Company, PRI or NCL referenced in this Section 8.3, such notice shall be deemed to constitute the notice required to be given by Company, PRI or NCL hereunder, the same as if Company, PRI or NCL had timely given such notice to Sellers, Sellers' indemnity obligations shall not be terminated as to those liabilities, losses, damages and expenses incurred by Company, PRI or NCL as a result of said claim and such indemnity obligation shall survive until such claim shall have been finally resolved and all damages shall have been fully satisfied.

         8.4 Ownership and Regulatory Indemnity. Subject to the terms and conditions of this Article 8, Sellers jointly and severally agree to and will indemnify, defend and hold the Company, PRI and NCL harmless from and against all demands, claims, actions or causes of actions, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorney fees and expenses (hereinafter collectively called "Damages"), asserted against, resulting to, imposed upon or incurred by the Company and/or PRI or NCL related to, resulting from or arising out of, a breach of the representations and warranties made by the Sellers in Sections 2.5, 2.18, 2.19, 2.20, 2.21, 2.25, 2.28 and 2.32 herein.

                  The obligations of Sellers under this Section 8.4 shall survive and shall terminate at the close of business on the fifth anniversary of the Closing Date ("Second Indemnity Period"), except that Sellers shall continue to be responsible after such date for those specific claims and losses of which Company, PRI or NCL shall have given Sellers the notices required by this Section prior to the end of the Second Indemnity Period referred to herein. In the event that Sellers receive actual notice, prior to the expiration of the above-referenced Second Indemnity Period, of a claim which ultimately results in a loss to Company, PRI or NCL referenced in this Section 8.4, such notice shall be deemed to constitute the notice required to be given by Company, PRI or NCL hereunder, the same as if Company, PRI or NCL had timely given such notice to Sellers, Sellers' indemnity obligations shall not be terminated as to those liabilities, losses, damages and expenses incurred by Company, PRI or NCL as a result of said claim and such indemnity obligation shall survive until such claim shall have been finally resolved and all damages shall have been fully satisfied.

         8.5 Conditions of Indemnification. The obligations and liabilities of Sellers (herein sometimes called the "indemnifying party"), to the Company, PRI and NCL (herein sometimes collectively called the "party to be indemnified") under Sections 8.2, 8.3 and 8.4 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                  (a) within 20 days after receipt of notice of (i) commencement of any action or (ii) the assertion of any claim by a third party, or (iii) the party to be indemnified obtains actual knowledge that an event giving rise to an indemnity obligation has arisen, the party to be indemnified shall give the indemnifying party written notice thereof specifying the factual basis of the claim in reasonable detail to the extent then known to the party to be indemnified, together with a copy of such claim, process or other legal pleading, if applicable, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing who shall be reasonably satisfactory to the indemnified party;

                  (b) in the case of a third party claim, in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim) does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense through legal counsel reasonably satisfactory to the indemnifying party, and, with consent of the indemnifying party (which shall not be unreasonably withheld), compromise or settle such claim on behalf of and for the account of the indemnifying party, subject to the right of the indemnifying party, with the consent of the indemnified party, to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof;

                  (c) anything in this Section 8.5 to the contrary notwithstanding, (i) if there is a reasonable probability that a claim for injunction, specific performance or similar equitable remedy other than money damages which may materially and adversely affect the business or operations of indemnified party, the indemnified party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the indemnified party shall not, without the prior written consent of the indemnifying party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnifying party a release from all liability in respect of such claim; and

                  (d) in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.

                   (e) the giving of any notice of any claim or event giving rise to indemnity shall not excuse the obligation to give notice of any subsequent claim or event giving rise to indemnity.

         8.6 General Provisions Relating to Indemnification. The party entitled to indemnification shall take all reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities or damages that are indemnifiable hereunder. No party shall be entitled to indemnification to the extent of any insurance, federal or state income tax deductions or credits arising from the indemnifiable event (to the extent that any savings from such deduction or credit is actually realized) or net proceeds of actions against third parties by Company or PRI or NCL based on pre-Closing Date facts; such indemnified party agrees to timely notify the insurance carrier and diligently prosecute claims against the insurance carrier without regard to the possibility of indemnification hereunder.

         8.7 Exclusive Remedies. The indemnification and setoff rights provided in this Section 8 shall be the exclusive remedy of these parties pursuant to this Agreement with respect to any claim or dispute arising out of or related to this Agreement, except for (a) the right to seek specific performance of any of the agreements contained herein, or (b) in any case where one party has been guilty of fraud in connection with this transaction. As used herein, fraud shall be construed as actual fraud and deceit as determined by applicable law, and shall exclude conduct which would only give rise to a claim for negligent misrepresentation. No provision contained in this Article 8 shall apply to a breach of the terms of any other Acquisition Agreements, and the parties to the other Acquisition Agreements shall have all rights and remedies provided to them by law or equity without limitation. Subject only to those indemnity claims for which notice has been given within the applicable Indemnity Period, upon expiration of the applicable Indemnity Period, Sellers' obligations for indemnity under this Agreement shall be discharged and extinguished.

                  Notwithstanding any provision herein to the contrary, the obligation of Sellers in Sections 4.2 and 10.11 are in addition to and separate from the indemnity obligations in this Section 8 and Buyer's rights and remedies for a breach of Sellers' obligations under Section 4.2 and 10.11 are not limited in any respect by the provisions of this Section 8.

         8.8 Escrow Agreement. The funds held in escrow by the escrow agent pursuant to the Escrow Agreement are intended to give security to Company, PRI and NCL in case either of the Sellers shall become liable, after the Closing Date, for any amounts for which Company, PRI or NCL is entitled to indemnification by such Seller pursuant to Sections 8.2, 8.3 and 8.4 hereof. Subject to Section 8.11, Company, PRI or NCL may set off the amount to which it is entitled under Article 8 against the escrowed funds in the Escrow Agreement and by setoff against any Earnout Amount due under Section 1.5 provided, however, that Company, PRI or NCL may not set off, withhold or otherwise retain any amount exceeding the amount established under Section 8.11. The rights and remedies of Company, PRI and NCL under the Escrow Agreement shall be in addition to, and not exclusive of, any other rights and remedies that Company, PRI and NCL may have against either of the Sellers for a breach of any provision of this Agreement or with respect to any of the items enumerated above and Company may first pursue set-off against the Earnout Amount prior to seeking recourse through the escrow, or by first setting off against any other obligations that Company or its Affiliates may owe Sellers or their Affiliates subject in all such cases to Section 8.11.

         8.9      Overall Limit.

                  (a) Notwithstanding anything in this Agreement to the contrary, Sellers shall not be liable for any claims against them for indemnity under Sections 8.2 (excluding claims for actual tax liability, interest and penalties), 8.3 or 8.4 of this Agreement, either as asserted or as ultimately determined, except and to the extent that such claims exceed Two Hundred Fifty Thousand ($250,000.00) Dollars in the aggregate, and the maximum collective liability of Sellers for any and all claims against them for indemnity under Sections 8.2 (excluding claims for actual tax liability, interest and penalties owing by PRI or NCL in respect to the periods prior to the Effective Date), 8.3 and 8.4 of this Agreement, shall not exceed Fifteen Million ($15,000,000.00) Dollars, provided that claims for which Sellers are not liable by virtue of the Two Hundred Fifty Thousand ($250,000.00) Dollar exclusion provided above in this Section shall not be counted as a claim in determining said maximum liability. For purposes of Section 8.2, the amount of the actual tax liability (including interest and penalties) is not subject to the dollar floor and cap set out herein, however, all other expenses associated with the tax liability and subject to Section 8.2, such as attorney fees and costs of defense, are subject to the dollar floor and cap set out in this Section 8.9(a).

                  (b) Notwithstanding anything in this Agreement to the contrary, including but not limited to, the provisions of Section 8.9(a), Sellers shall not be liable for any claims against them for indemnity under
Section 8.4 of this Agreement, either as asserted or as ultimately determined, except and to the extent that such claims exceed Four Hundred Thousand ($400,000.00) Dollars in the aggregate, and Sellers' liability under Section 8.4 shall not exceed in the aggregate the following amounts, and Sellers will have no liability with respect to the indemnification set forth in Section 8.4 for any amount of claims which in the aggregate exceeds the following amounts:

                  (i) For any claim asserted against Sellers for liability under Section 8.4 in the first twenty-four (24) months following the Closing Date the sum of Fifteen Million ($15,000,000.00) Dollars.

                  (ii) For any claim asserted against Sellers for liability under Section 8.4 in the period comprising the twenty-fifth (25th) month through the thirty-sixth
                           (36th) month following the Closing Date, the sum of Twelve Million ($12,000,000.00) Dollars.

                  (iii) For any claim asserted against Sellers for liability under Section 8.4 in the period comprising the thirty-seventh (37th) month through the forty-eighth
                           (48th) month following the Closing Date, the sum of Ten Million ($10,000,000.00) Dollars.

                  (iv) For any claim asserted against Sellers for liability under Section 8.4 in the period comprising the forty-ninth (49th) month through the sixtieth (60th) month following the Closing Date, the sum of Eight Million ($8,000,000.00) Dollars;

In determining the aggregate maximum liability under subparts (i), (ii), (iii) and (iv) above claims for which Sellers are not liable by virtue of the Four Hundred Thousand ($400,000.00) Dollar exclusion provided above in this Section shall not be counted as a claim in determining said maximum liability, and all claims asserted under Section 8.4 at any time whether or not during the particular measuring period shall be cumulative. For example, if a claim totaling Fifteen Million Four Hundred Thousand ($15,400,000.00) Dollars is made in the sixth month following Closing Date the maximum liability cap under
Section 8.4 shall have been met for the entire five year period for which
Section 8.4 survives.

                  (c) This Section 8.9 will not apply to (i) any intentional breach of any of the Sellers' representations and warranties if either Seller had actual knowledge of the breach on the date on which such representation and warranty is made, or (ii) any intentional breach by either Seller of any covenant or obligation in this Agreement, and Sellers will be jointly and severally liable for all damages with respect to such intentional breaches.

         8.10 General Company Indemnity. The Company agrees to and will for a period of two years after the Closing Date indemnify, defend and hold Sellers harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by Sellers, resulting from or arising out of (i) a breach of the representations, warranties or covenants made by the Company in this Agreement or any document delivered by or for it pursuant to this Agreement, or
(ii) any event, claim or liability occurring or arising out of the operation of PRI or NCL after the Closing Date other than those resulting from the acts or omissions of Yamin and Ward which under the terms of the By-Laws of PRI or NCL as they exist on the Closing Date would not entitle such person to indemnification. The mechanics set forth in Sections 8.5 and 8.6 shall apply with respect to any claims under this Section 8.10.

         8.11 Setoff Limitations. Notwithstanding any provision herein to the contrary, and without prejudice to their rights to claim setoff, the Buyer, PRI and NCL shall not exercise any rights of setoff hereunder against the Escrowed Funds in the Escrow Agreement or the Earnout Amounts unless and until either:

                  (i) in the case of a third party claim against the Company, PRI or NCL, the claim has been paid to the third party with the written approval of Sellers not to be unreasonably withheld, or pursuant to a court order determining Sellers' obligation to pay such claim as an indemnitor hereunder, or

                  (xii) in the case of a non-third party claim, Company, PRI or NCL has actually suffered the loss or damage claimed and the obligation of Sellers to indemnify the Company, NCL or PRI hereunder in respect thereof has been either (a) agreed to by the Seller or Sellers as the case may be, or (b) determined by a court of competent jurisdiction by a final non-appealable order or judgment.

                           If neither of the conditions in (i) or (ii) above have been satisfied, Company, PRI and NCL shall nevertheless be entitled to claim a right of setoff against the Earnout Amount or the Escrowed Funds and until one of the conditions in (i) or (ii) have been satisfied, that portion of the Earnout Amount and/or the Escrowed Funds equal to the claims made by Buyer, PRI or NCL shall not be paid to Sellers, but shall instead be deferred until the claim of offset shall be resolved by (a) a court of competent jurisdiction, or (b) the agreement of the parties, or (c) satisfaction of one of the conditions in (i) or (ii) above. If the Earnout Amount is deferred as a result of a claimed right of offset, Buyer shall pay the amount of the deferred Earnout Amount into the escrow account held by the Escrow Agent pursuant to the Escrow Agreement referenced in Section 1.1(a) or pay such amount into the registry of the applicable court in which the dispute between the parties is being litigated; to be held until the matter is resolved by a court of competent jurisdiction or agreement of the parties. If it is ultimately determined that the Buyer, PRI or NCL did not have a valid claim which should have been setoff against the Earnout Amount, Sellers shall be entitled to receive, and Buyer shall pay to Sellers, interest on the amount of the Earnout Amount deferred from the date that said amount would otherwise have been paid to Sellers at a rate of interest per annum equal to the "prime" rate at Bank of America, New York; less any amounts that the deferred amount earned while in escrow which are ultimately paid to the Sellers provided that Sellers shall not be entitled to both the interest under this Section and the interest in Section 1.5(c) for any overlapping time periods but shall instead only be entitled to the higher of the two rates.


                                    ARTICLE 9
                               CERTAIN DEFINITIONS


         9.1(a)   Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  "Affiliate" of any party shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such party; (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such party; or (iii) any other Person for which a Person described in clause (ii) above acts in any such capacity. For purposes of the foregoing, "control" shall have the meaning provided by Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereto.

                  "Acquisition Documents" shall mean this Agreement and the other documents and instruments to be delivered pursuant to this Agreement.

                  "Agreement" shall mean this Stock Purchase Agreement, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall mean, with respect to any entity, any other entity, which, together with such entity, would be treated as a single employer (i) under Section 414(b) or (c) of the Code or (ii) for purposes of any Benefit Plan subject to Title IV of ERISA, under Section 414(b), (c), (m) or (o) of the Code.

                  "Exhibits" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

                  "Knowledge" of any Seller (or words to that effect) shall mean, include and refer to, such knowledge as (i) is actually possessed by any Seller, or (ii) which any such Person should be possessed of through the exercise of reasonable inquiry and diligence.

                  "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                  "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "Open Customer Orders" shall mean prescription orders from patients that have been received by PRI or NCL but not filled prior to the Closing Date, a list of which shall be provided to Buyer at the Closing, and which shall be limited to orders received by PRI or NCL in the ordinary course of business consistent with past practices (with prices no less favorable than customarily obtained by PRI and NCL for similar prescriptions).

                  "Ordered Inventory" shall mean purchase orders by PRI or NCL for prescription drugs that have not been received prior to the Closing (and which are therefore not included among the Inventory), a list of which shall be provided to Buyer at Closing and which shall be limited to orders in the ordinary course of business consistent with past practices and not in excess of normal, ordinary and usual requirements of PRI and NCL, and not at prices in excess of prices normally and customarily paid by PRI and NCL or its affiliates for similar prescription drugs.

                  "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "Regulatory Authorities" shall mean, collectively, all federal and state regulatory agencies having jurisdiction over the Parties and their respective affiliates.

                  "Taxes" shall mean any federal, state, county, local, foreign or other tax, charge, imposition or other levy (including interest or penalties thereon) including without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, taxes on earnings and profits, employment and payroll related taxes, property taxes, real property transfer taxes, Federal Insurance Contributions Act taxes, any taxes or fees related to unclaimed property, taxes on value added and import duties, whether or not measured in whole or in part by net income, imposed by the United States or any political subdivision thereof or by any jurisdiction other than the United States or any political subdivision thereof.

                  "Tax Return" shall mean any and all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Regulatory Authority, including any attachment thereto or amendment thereof.

                  (b) In addition to the terms defined in Section 9.1(a) above, the terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Acquisition - Preamble                                  Owner - Preamble
                                                        Pension Plans - Section 2.14(a)
Business Employees - Section 2.13                       Private Programs - Section 2.18
Buyer - Preamble                                        Remuneration - Section 2.20
Closing - Section 1.4                                   Seller - Preamble
Closing Date - Section 1.4                              Seller Agreements - Section 2.12
Compensation Programs - Section 2.14(c)                 Software - Section 2.11(f)
Consideration  Section 1.1                              Welfare Plans - Section 2.14(b)
Earnout Amount - Section 1.1
Encumbrances 2.5(c)

Financial Statements - Section 2.6
GAAP - Section 2.6
Government Programs - Section 2.18
Indemnifies - Section 8.2

IRS - Section 2.17(b)
Medicare and Medicaid programs - Section 2.18

                  (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS


         10.1     Notices.

                  (a) Any notice sent in accordance with the provisions of this
Section 10.1 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date which is: (i) the date of proper posting, if sent by certified U.S. mail or by Express U.S. mail or private overnight courier; or
(ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original to be sent by certified U.S. mail, addressed as follows:


If to the Sellers:         c/o Pharmacare Resources, Inc.
                           8 Westchester Plaza
                           Elmsford, New York 10523
                           Attention: Martha Yamin and Nicole Ward
                           Telecopy Number: 914-592-6215

Copy to Counsel:           Ackerman, Levine, Cullen & Brickman, LLP
                           175 Great Neck Road
                           Great Neck, New York  11021
                           Attention:  Leslie J. Levine
                           Telecopy Number: 516-829-6900

If to PRI, NCL or Buyer:   Accredo Health, Incorporated
                           1640 Century Center Parkway
                           Suite 101
                           Memphis, TN 38134
                           Attention: David D. Stevens
                           Telecopy Number: (901) 385-3689
Copy to Counsel:           Thomas W. Bell, Jr., Esq.
                           Accredo Health, Incorporated
                           1640 Century Center Parkway
                           Suite 101
                           Memphis, Tennessee  38134
                           Number:  (901) 385-3689

                  (b) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
Section 10.1.

         10.2 Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including but not being limited to, the fees of attorneys and accountants retained by that party incident to the negotiation, preparation and execution of this Agreement.

         10.3 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

         10.4 Waiver. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

         10.5 Assignment. This Agreement shall not be assignable by any of the parties hereto without the written consent of all other parties, provided that Buyer may assign its rights and obligations under this Agreement without the consent of Sellers to any direct or indirect subsidiary or affiliate of Buyer or to any party that acquires substantially all of the assets or stock of Buyer or any successor entity resulting from a merger or consolidation of or with Buyer or the sole shareholder of Buyer. No such assignment shall relieve Buyer of its obligations hereunder.

         10.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This Agreement shall survive the Closing and not be merged therein.

         10.7 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

         10.8 Entire Agreement. All Schedules and Exhibits attached to this Agreement are by reference made a part hereof. This Agreement and the Exhibits, Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

         10.9 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to any applicable conflicts of Laws. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.

         10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.11 Brokers. Sellers shall jointly and severally indemnify, hold harmless and defend Buyer and its affiliates, and Buyer shall indemnify, hold harmless and defend Sellers from and against the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or which may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation, execution and consummation of the transactions contemplated hereby. It is specifically agreed that First Healthcare Partners was retained by, and shall be paid solely by, Sellers.

         10.12 No Intention to Benefit Third Parties. Nothing in this \ Agreement is intended to and shall not benefit any Person other than the parties hereto create any third party beneficiary right in any such other Person.




                         [Signatures Begin on Next Page]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


                                    ACCREDO HEALTH, INCORPORATED

                                    By: /s/ Kyle J. Callahan
                                        ----------------------------------------

                                    Title: Senior Vice President
                                           -------------------------------------



                                    PHARMACARE RESOURCES, INC.

                                    By: /s/ Maritza Yamin
                                        ---------------------------------------

                                    Title: President
                                          -------------------------------------



                                    NCL MANAGEMENT, INC.

                                    By: /s/ Maritza Yamin
                                        ---------------------------------------

                                    Title: President
                                          -------------------------------------


                                    /s/ Maritza Yamin
                                    -------------------------------------------
                                    MARITZA YAMIN
                                    /s/ Nicole Ward
                                    -------------------------------------------
                                    NICOLE WARD